Exhibit 10.79

Officer Retiree
Medical Plan Document and Summary Plan Description

Unified Grocers®

More ways to make it your market®

Effective October 1, 2011

This document, when read together with the applicable Evidences of Coverage and Certificates of Insurance of the plan options, constitutes both the official plan document and Summary Plan Description (SPD) for purposes of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The SPD is intended to describe the provisions of the Unified Grocers, Inc. Officer Retiree Medical Plan (the Plan) in clear language. These provisions are generally effective as of October 1, 2011, and supersede all previous communications, written or oral, regarding retiree medical benefits provided to certain retired officers, their spouses/domestic partners and eligible dependents. In the event of any conflicts between other communications regarding officer retiree medical benefits and the information contained in this document, this Plan document and SPD will govern. Unified Grocers, Inc. (the Plan Sponsor) reserves the right to suspend or terminate the Plan or to modify, amend or change the provisions, terms and conditions of the Plan at any time without notice. This Plan and SPD is not a promise of future benefits and should not be read as such.

Table of Contents

Introduction	4

Eligibility	4
Enrollment	6
Open Enrollment	6
Changing Your Coverage During the Year	6
When Coverage Ends	7
Monthly Contribution and Cost Sharing	7
Tax Consequences of Benefits Received Under the Plan	8

What You Need to Know About Medicare	9

Enrolling for Medicare	9
Coordination With Medicare	10
Submitting Claims to Anthem Blue Cross When Medicare is Primary	11
Medicare HMO Option	11
Enrolling In a Medicare HMO	11

Base Medical Plan Options	12

Fully-Insured Medicare Base Medical HMO Plans—Kaiser Permanente and UnitedHealth	12
Kaiser Permanente Senior Advantage	12
UnitedHealth Secure Horizons	12
Self-Insured Anthem Blue Cross PPO Base Medical Plan	13
Covered Expenses and Limitations	16
Pre-Authorization	19
Utilization Review Program	20
Exclusions	26
Pre-Existing Condition Exclusions	28
Executive Medcial Reimbursement Plan (EMRP)	29

Medical Plan Comparisons	30

Prescription Drug Benefits	34

HMO Prescription Drug Program	34
PPO Plan & Your CVS Caremark Card–Retirees Under 65	34
Maximum Annual Benefit–Retirees Under 65	34
What’s Covered	35
Excluded Drugs	37
PPO Plan & Your United Health Rx Card–Retirees Over 65	39

Retiree Dental Benefits	40

Retiree Vision Benefits	44

General Information	47

Statement of ERISA Rights	48
Claims Appeal Procedures	49
Continuation of Coverage (COBRA)	55
Coordination of Benefits	59

Addendum to Unified Grocers Inc. Officer Retiree Medical Plan	60

Plan Administration	62

Definitions	66

Provider Contact Information	68

Introduction

Unified Grocers, Inc. provides medical, dental, vision and prescription drug benefits (collectively, referred to as the Retiree Benefits) to certain elected officers under this Unified Grocers, Inc. Officer Retiree Medical Plan (the Plan) when they retire from the company. The Plan has been established solely for the benefit of those elected officers, which represent a select group of management or highly compensated employees of the company. If you are an elected officer that is eligible for the Plan, it gives you the security of knowing that you’ll have help paying for your health care-related expenses during retirement. The Plan provides you, your spouse/ domestic partner and eligible dependents with Retiree Benefits before and after you are eligible for Medicare. It has also been carefully designed to offer both you and Unified a way to better control rapidly rising health care and insurance costs and to provide a measure of financial security for you and your family.

There are several base plan options that provide Retiree Benefits under the Plan that consist of self-insured PPO options and fully-insured HMO/DMO options (each option referred to as a Base Medical Plan). Additionally, the Executive Medical Reimbursement Plan (the EMRP) component of the Plan as described below, provides you with coverage that supplements the Retiree Benefits that are generally provided under the Base Medical Plan(s) in which you enroll. This Plan Document and Summary Plan Description (SPD) describes the Plan’s coverage and benefit levels under the self-insured medical, prescription drug benefits, dental and vision PPO Base Medical Plan options. The self-insured medical PPO Base Medical Plan is a “retiree-only plan”, and thus, is exempt from the insurance market reform requirements under the Patient Protection and Affordable Care Act (the “Health Care Reform Act”).

Coverage and benefit levels provided under the fully-insured HMO Base Medical Plans and the EMRP are described in the Evidences of Coverage (EOC) or Certificate of Insurance, as the case may be, that are furnished to you upon enrollment by the applicable insurance carriers (i.e., UnitedHealth Secure Horizons or Kaiser Foundation Health Plan, Inc. for the fully-insured medical HMO Base Medical Plans, Safeguard for the fully-insured dental maintenance organization (DMO) Base Medical Plan, and Anthem Blue Cross Life and Health Insurance Company for the EMRP).

Please read this document, along with any applicable Evidences of Coverage and Certificates of Insurance which are incorporated by this reference, as together, they constitute your official Summary Plan Description for the Plan. You should refer to your Summary Plan Description if you, your spouse/domestic partner and any covered dependents have questions about your coverage.

Eligibility

You must meet the following requirements at retirement to be eligible for the Plan:

■	You must be at least 55 years of age; and

■	Have completed at least 7 years of continuous service with Unified in an elected officer position.

The Plan provides several Base Medical Plan options from which to choose (see “Base Medical Plan Options” below). Your geographic location and Medicare eligibility status determine which options are available to you. You may also have an opportunity to elect a different Base Medical Plan option each year during the annual Open Enrollment period.

If you are eligible for coverage as described above, and enroll in a Base Medical Plan option, you will be automatically enrolled in the EMRP.

Dependent Eligibility

If you are eligible for coverage and are enrolled in the Plan, you may also cover your spouse/domestic partner and eligible dependents. An eligible spouse is defined as the person to whom you are legally married at any time on or after your retirement, and a registered domestic partner is defined as the person to whom you are in a registered domestic partnership at any time on or after your retirement. You must enroll your spouse/domestic partner and any eligible dependents in the same Base Medical Plan option that you choose for yourself. If you remarry or enter into a new domestic partnership after your retirement, your new spouse or domestic partner will be eligible for coverage under the Plan.

If you are a Unified Grocers retiree who is a spouse/ domestic partner of another Unified Grocers active employee or retiree, you are required to enroll in single coverage or as a dependent of your spouse/domestic partner. You cannot have dual coverage under multiple group health plan sponsored by Unified. If you were eligible for retiree medical coverage when you retired from Unified and waived your coverage to enroll as a dependent of your spouse/domestic partner, you will not forfeit your right to retiree coverage under this Plan in the future. If you experience a family status change due to the death of your spouse/domestic partner, divorce, or termination of domestic partnership, you must enroll in your own retiree medical coverage within 31 days of the family status change.

When you or your covered spouse/domestic partner become eligible for Medicare (usually age 65 or older), you must enroll in Medicare Part A and Part B. You must also refrain from enrolling in Medicare Part D. Coverage under the Plan will continue, but Medicare becomes the primary payer and this Plan will be the secondary payer; provided, that, certain exceptions apply for outpatient prescription drugs.

Subject to the provisions of the EMRP that is a “grandfathered plan” under the Health Care Reform Act, eligible dependent coverage is available under the Plan for your children up to age 26, regardless of their marital, dependency or student status.

Adoption

A child that is adopted will be provided coverage from the date the child is legally placed with you for the purpose of adoption. “Placement” means that you have both physical custody and have assumed the financial responsibility for the support and care of the child. You must enroll your adopted child for coverage under the Plan within 31 days of the placement. If the child’s placement is disrupted prior to legal adoption, coverage for the child will end on the date the child is removed from placement.

Qualified Medical Child Support Order (QMCSO)

A QMCSO is a judicial or administrative order requiring you to cover your child under the Plan. A QMCSO must include, among other things, the name and address of the participant and child, a reasonable description of the type of coverage, the period to which the order applies and identifies the Plan to which the order applies.

Per the QMCSO, the Plan will enroll the child whether or not you elect dependent coverage for the child or agree to pay for it. If the QMCSO requires you to pay for coverage, you will be required to make arrangements with Unified to pay for the coverage. For more information please contact the Benefits Department.

Newborn Children

A newborn child must be added to the Plan within 31 days of the child’s birth. If a newborn child is added to the Plan within 31 days of birth, the child’s effective date for coverage will be retroactive to the date of birth. If you do not enroll your child within 31 days of birth, you will have to wait until the next open enrollment period and coverage will be effective January 1 of the next year.

Domestic Partner Coverage

A registered domestic partnership is established between two same-sex individuals age 18 and older that share a common residence; are not married to, or in a domestic partnership, with another adult; are not related by blood; and live in a State that allows registration of domestic partnerships.

Adding a registered domestic partner must be done within 31 days from the date your certification of domestic partnership is approved by the State in which the certification is issued. Otherwise, you will have to wait until the next Open Enrollment period to add your domestic partner.

If a domestic partner is entitled to Medicare on the basis of age and is covered under the Plan, Medicare is primary. The domestic partner must enroll in Medicare Parts A and B in order to be eligible for coverage.

New Family Members

A newly acquired spouse or domestic partner and any eligible dependents acquired by marriage or domestic partnership may be enrolled within 31 days of the marriage or the date the domestic partnership is approved. Coverage for the new dependents will then become effective on the first day of the month following the date of marriage or certification of domestic partnership.

Proof of Relationship

Proof of relationship such as certified copies of marriage, domestic partnership, birth, or adoption is required. You have 31 days from the date you add your dependent to the Plan to provide proof. Failure to provide proof of relationship will result in the removal of your dependent from coverage retroactive to the date the dependent’s coverage was effective under the Plan.

Medicare Secondary Payer (MSP) - Social Security Number

The Medicare, Medicaid and SCHIP Extension Act of 2007 require group health plans to report all data of eligible members to the Centers for Medicare and Medicaid Services (CMS). The CMS is responsible for collecting this data, including social security numbers for individuals covered under a group health plan. You must provide your spouse’s social security number when enrolling your spouse in a health plan. Failure to do so may result in your spouse being removed from your health insurance plan.

Legal Separation, Divorced Spouse or Termination of Domestic Partnership

A legally separated spouse, divorced spouse or former domestic partner is covered until the end of the month in which the separation is approved by the court, the date the divorce becomes final, or the date the termination of domestic partnership is approved. You should submit written notice and provide a copy of the document to the Plan with the date the court signs the separation or divorce decree or approves the termination of domestic partnership.

You must remove your separated spouse, former spouse or former domestic partner within 31 days of the date the divorce decree is signed or domestic partnership is terminated. If you fail to remove your former spouse or domestic partner, coverage will be cancelled retroactively to the actual cancellation date and any benefits paid must be reimbursed to the Plan.

There will be no reimbursement of paid premiums if notice is given more than 31 days after the event date.

Your divorced spouse may be eligible for continuation coverage under COBRA. However, your former domestic partner is not eligible for continuation coverage under COBRA.

Enrollment

When you retire from active employment with Unified, you will be given the opportunity to enroll in the Plan. You will receive an enrollment package that will include information about your Base Medical Plan options, the cost, how to enroll yourself, your eligible spouse/ domestic partner and your dependents, and the date by which you must make your elections.

You will also need to complete additional enrollment applications if any of the following apply to you:

■	You were enrolled in an option while actively employed that is not available to you in retirement.

■	You wish to change to another option even if the option you had while actively employed is available to you (e.g. you are Medicare-eligible and you want to enroll in a Medicare HMO).

■	You want to add or drop coverage for an eligible spouse/domestic partner or dependent.

Your coverage will be effective the first day of the month following your retirement date. You will need to elect coverage within 31 days of your benefit effective date. If you waive your coverage when you are first eligible or you do not elect coverage in a timely manner, you will be considered as having waived your coverage and will not be able to enter this Plan at any time thereafter.

It is important to choose your Base Medical Plan option carefully because the choice you make will remain for the entire plan year. It cannot be changed until Open Enrollment unless you experience a qualified family status change.

Open Enrollment

Each year, there is an Open Enrollment period during which you can make changes to your Base Medical Plan election for the upcoming plan year. You will receive an enrollment package that will include information about the coverage options available to you under the Plan. You are required to complete an Open Enrollment form each year, even if you are not making any changes. If your form is not received during the Open Enrollment period, your medical coverage will be waived and you will not be eligible for coverage under the Plan at any time in the future. Elections made during the Open Enrollment take effect on the first day of the next calendar year.

Changing Your Coverage During the Year

You may make mid-year changes to your election if you have a qualified family status change. A qualified family status change occurs if:

■	You get married or enter into a registered domestic partnership.

■	You get divorced, terminate your domestic partnership or have a legal separation.

■	Your spouse/domestic partner dies.

■	Your spouse/domestic partner has a change in employment status that affects insurance coverage.

■	You move into or out of a plan’s service area.

■	You or your spouse/domestic partner gain or lose eligibility under Medicare or Medicaid.

Any changes you make must be consistent with the family status change. You will be required to provide proof of a family status change. Proof includes a certified copy of the following documents: birth certificate, marriage certificate, domestic partnership registration, divorce decree, legal separation, termination of domestic partnership, death certificate, loss of other coverage, etc.

Plan Year

The Plan Year is from January 1 to December 31.

When Coverage Ends

Your coverage under the Plan will terminate on the earliest of the following dates:

■	The date on which the plan terminates.

■	The date of your death.

■	The last day of the month for which a timely payment was made.

■	The last day of the month in which you fail to enroll in Medicare Part A and Part B when you first became eligible.

Your spouse’s/domestic partner’s and dependent’s coverage under the Plan will terminate on the earliest of the following dates:

■	The date on which the plan terminates.

■	The date on which you are no longer eligible.

■	The last day of the month that your dependent is no longer eligible (e.g., attainment of age 26).

■	The last day of the month that the divorce decree is signed or termination of domestic partnership is approved (affects spouse/domestic partner coverage only).

■	The last day of the month following your death.

Please note: If you retire and elect retiree medical coverage and you are later rehired by Unified Grocers, your coverage under the Plan will end and it will be necessary for you, your spouse/domestic partner and your eligible dependents (if applicable) to move to a medical plan for active employees.

If you die, your spouse and any covered dependents may be eligible for up to 36 months of continued coverage under COBRA. If your surviving spouse and any covered dependents elect COBRA coverage, they will be required to pay applicable premiums at the same cost-sharing levels as described more fully below. During their COBRA continuation coverage period, your surviving spouse and eligible dependents will be required to enroll in a Base Medical Plan option during each Open Enrollment and pay applicable premiums. It is important to note that domestic partnerships are not recognized under Federal law, and therefore, your surviving domestic partner, if applicable, is not eligible for COBRA continuation coverage under the Plan.

Monthly Contribution and Cost Sharing

You are required to contribute twenty-five percent (25%) of the monthly cost for coverage under the Base Medical Plan option in which you and your spouse/domestic partner (if applicable) enroll. The 25% cost-sharing requirement also applies to your surviving spouse and eligible dependents during their COBRA continuation period assuming that they elect COBRA coverage. The cost of coverage under the EMRP will be paid solely by Unified.

During your lifetime, contributions must be deducted from your pension check. If you have elected to defer receipt of your pension benefit until a later date or if your pension benefit is not sufficient to cover your contribution, then you are required to mail a check for the monthly amount to Unified’s third-party administrator. You will receive a coupon book for the monthly amount. Payments must be received by the end of the month for which coverage is being paid for (e.g. premiums for January are due by January 31). Failure to make timely payments will result in the cancellation of your retiree medical benefits, retroactive to the end of the month for which the last payment was received.

Your contribution amount may change from year to year based on your election and on the price assessed to the Base Medical Plan options on January 1st of each year. Your contribution percentage, however, will remain the same.

Upon your death, if your surviving spouse and any eligible dependents elect COBRA continuation coverage, they must make arrangements with Unified to pay the applicable premium for their continuation coverage. See the Continuation of Coverage (COBRA) section later in this booklet for more details.

Unified continues to reserve the right to change the current or new retiree medical plan benefits or cost-sharing levels at any time.

Tax Consequences of Benefits Received Under the Plan

Due to applicable tax law governing employer-provided benefits to highly-compensated individuals, the benefits you and your family receive under the Plan may result in taxable income to you, which is referred to as “imputed income”. Furthermore, your spouse, if applicable, may have imputed income as a result of the benefits he or she receives from the Plan (including benefits received by any eligible dependents) following your death. In general, if you and/or your family receive a Plan benefit that is more favorable than the benefits available to non-highly compensated individuals, the imputed income will be the price assessed to the Base Medical Plan option(s) that you elected, minus the cost that you contribute towards that coverage (i.e., the 25% contribution requirement). Unified will calculate any imputed income and report that amount on the appropriate earnings statement (e.g., Form W-2 or 1099), which will allow you to prepare your personal income tax returns.

Unified does not guarantee any specific tax treatment with respect to the benefits you and your family may receive under the Plan. You and your spouse acknowledge and agree that participation in the Plan is voluntary, and, by doing so, you understand that payment of any taxes owed on imputed income resulting from Plan benefits are solely your responsibility. Unified does not provide tax advice and you are encouraged to consult with your own personal tax advisor to determine the tax consequences for participating in the Plan.

What You Need to Know About Medicare

When you or your covered spouse/domestic partner becomes eligible for Medicare, it affects your coverage under the Plan in several ways. For example, it may affect your options, which plan pays first, how you access services and file claims, and your premiums. Also, if you are Medicare-eligible and your spouse/domestic partner is not, there may be different processes for each person.

Medicare is a federal health insurance program that generally covers people who are:

■	Age 65 and older,

■	Have had end stage renal disease for 30 months, regardless of age, or

■	Are eligible for Medicare due to disability, regardless of age.

The Medicare program includes:

■	Medicare Part A, or Hospital Insurance, which helps pay for care during a hospital stay and for some follow up care after you leave the hospital.

■	Medicare Part B, or Medical Insurance, which helps pay for physician fees, out-patient services and many other services and supplies not covered under Medicare Part A.

■	Medicare Part C, Medicare HMO, which offers plan choices in addition to the original fee-for-service Medicare. These plans must offer the same benefit coverage as Medicare Parts A and B, and may provide additional benefits. Unified currently offers Medicare HMOs only in selected geographic markets.

■	Medicare Part D, Prescription Insurance, which helps offset prescription drug costs through the use of a deductible and co-insurance.

Enrolling for Medicare

For maximum benefits, you must enroll for Medicare Part A and Part B as soon as you or your covered spouse/domestic partner become eligible as outlined above. Contact your local Social Security office for information on the time frame for enrollment.

You must also refrain from enrolling in a Part D Prescription Drug Plan outside of the plan provided under the Unified Grocers, Inc. Officer Retiree Medical Plan.

It is recommended that individuals under age 65 contact Social Security three (3) months before their 65th birthday, whether retired or actively employed. Keep in mind, however, that Medicare is the secondary payer for Medicare-eligible individuals age 65 and older who are actively employed.

Individuals who are eligible for Medicare due to disability should enroll for Medicare as soon as possible, regardless of age.

Failure to enroll in Medicare Part A and B, and opting out of the Medicare approved prescription drug plan provided by Unified will result in the forfeiture of your benefits under the Plan. Also, if you are found to be enrolled in Medicare Parts A and B and do not notify the Plan, you may forfeit your benefits under the Plan.

Coordination with Medicare

When you or your covered spouse/domestic partner become eligible for Medicare (regardless of age), coverage under the Plan continues but becomes secondary to Medicare. This means that Medicare becomes the primary payer and the Plan becomes the secondary payer.

When Medicare is the primary payer, depending on your medical plan option, your benefits will be determined as follows:

■	If you are enrolled in the Anthem Blue Cross PPO Base Medical Plan, benefits under the Plan are reduced by Medicare payment levels and processed up to the PPO benefit levels.

■	If you are enrolled in an HMO Base Medical Plan, you may also be able to select coverage through a Medicare HMO if one is available in your area. The Plan currently offers Medicare HMOs through UnitedHealth Secure Horizons in California, Kaiser Senior Advantage in California and Oregon.

When you, your covered spouse/domestic partner become Medicare-eligible and the other person is not eligible for Medicare yet, coverage for each of you will differ as shown in the charts to the right.

Retiree Medical Plan Selected	Medicare-Eligible Retiree Benefits	Non-Medicare Eligible Spouse Benefits
Anthem Blue Cross PPO*	Anthem Blue Cross PPO*	Anthem Blue Cross PPO
Medicare HMO	Medicare HMO	Regular HMO

*The Anthem Blue Cross PPO Base Medical Plan benefits are paid secondary to Medicare, and is not a supplement to Medicare.

Retiree Medical Plan Selected	Non-Medicare- Eligible Retiree Benefits	Medicare-Eligible Spouse Benefits
Anthem Blue Cross PPO*	Anthem Blue Cross PPO	Anthem Blue Cross PPO*
Medicare HMO	Regular HMO	Medicare HMO

*The Anthem Blue Cross PPO Base Medical Plan benefits are paid secondary to Medicare, and is not a supplement to Medicare.

Examples of Fee Payment when Medicare is Primary
	Example 1	Example 2
Physician charges:	$100.00	$100.00
Medicare pays 80%:	$80.00	$0.00
Anthem Blue Cross PPO Base Medical Plan is secondary. Benefits re reduced by Medicare payment level. If expense is not covered under Medicare but covered under Anthem Blue Cross Base Medical Plan, then Anthem Blue Cross pays for the expense.
Anthem Blue Cross’ responsibility is:	$0.00	$80.00
Retiree’s responsibility is:	$20.00	$20.00

Submitting Claims to Anthem Blue Cross When Medicare is Primary

When Medicare is primary, you must first submit your claims to Medicare. For secondary payment through Anthem Blue Cross, file the claims directly to:

Anthem Blue Cross of California

P.O. Box 60007

Los Angeles, CA 90060

All claims must be submitted with copies of the

Explanation of Benefits (EOB) from Medicare.

Medicare HMO Option

If you choose a fully-insured HMO Base Medical Plan option, you are required to follow your HMO’s rules for obtaining care. Unified shall have no responsibility for the benefits provided or not provided by the HMO, or claims relating to HMO coverage. Once your have elected to participate in a HMO Base Medical Plan option, that HMO governs your retiree medical plan coverage in lieu of all Plan provisions described in this SPD that apply to the self-insured PPO Base Medical Plan option. If you and/or your eligible spouse/domestic partner are Medicare eligible, you must enroll in a Medicare HMO.

HMOs offer comprehensive medical care through an established network of doctors, hospitals and other health care providers. HMOs stress preventive care and usually include wellness benefits such as annual physical examinations. You pay only a small co-payment for certain services, such as a visit to the doctor. Most care is paid at 100%.

If you choose an HMO, you must use the HMO’s network of doctors, hospitals, and other health care providers in order to receive benefits, except when there is an emergency. If you receive care outside the HMO, you are responsible for paying for that care. There is no lifetime limit to the amount of covered medical benefits you receive while covered by Unified’s contracted HMO plans.

A Medicare HMO is designed to work like a regular HMO and has many of the same features as an HMO. It must also provide coverage for all the same services covered by Medicare Part A and Part B. In addition, a Medicare HMO must get special approval by the Center for Medicare and Medicaid Services (CMS).

Medicare HMOs may provide benefits above and beyond what’s covered by Medicare. This is one of the key reasons that Unified decided to offer Medicare HMOs through the Plan.

Enrolling In a Medicare HMO

To be eligible for the Medicare HMO option, you and

your covered spouse/domestic partner must be:

■	Medicare-eligible (generally over age 65 or disabled)

■	Enrolled in Medicare Parts A and B

■	A permanent resident of a Medicare HMO service area

If you choose a Medicare HMO, it replaces coverage under Medicare Parts A and B. You will continue to pay the Part B premiums.

In addition, you are not eligible to enroll in a Medicare HMO if you have end stage renal disease, although if you are enrolled in a Medicare HMO and develop end stage renal disease, you may continue to be enrolled.

Keep in mind that when you enroll or switch to a Medicare HMO, your non-Medicare-eligible spouse/ domestic partner will have coverage through the regular HMO since you must enroll your spouse/domestic partner in the same coverage option and with the same health care company that you choose for yourself.

Failure to enroll in a Medicare HMO through Kaiser Senior Advantage or UnitedHealth Secure Horizons by the end of the month in which you become Medicare eligible, will result in the forfeiture of your benefits under the Plan, and you will not be eligible for coverage under the Plan at any time in the future.

Base Medical Plan Options

Retiree Medical Benefits

The retiree medical benefits available to you, your spouse/domestic partner and eligible dependents, if applicable, are divided into two categories based on the retiring employee’s age:

■	Coverage for Non-Medicare-Eligible Retirees (generally under age 65)

■	Coverage for Medicare-Eligible Retirees (generally age 65 and older)

Retirees and/or a covered spouse/domestic partner who are under age 65 are offered the same plan benefits as active employees (except for the Anthem Blue Cross PPO and CVS Caremark Drug Plan). Please refer to the Anthem Blue Cross PPO and CVS Caremark section for more details.

Retirees and their covered spouse/domestic partner who are age 65 or older may select from the following Medicare Plan and Medicare HMOs:

Medicare PPO	Medicare HMOs
Anthem Blue Cross PPO	UnitedHealth Secure Horizons (residents in California)
Kaiser Permanente Senior Advantage (residents in California or Oregon)

To participate in a Medicare HMO option, you must live within the HMO’s service area. If you live outside of the HMOs’ service areas, you may enroll for coverage under the Anthem Blue Cross PPO plan.

Fully Insured Medicare Base Medical HMO Plans— Kaiser Permanente and UnitedHealth

Kaiser Permanente Senior Advantage

Kaiser Permanente Senior Advantage provides you with a variety of health care services, which include preventive care services, hospitalization, skilled nursing, home-health care, and prescription drug coverage. There are low co-payments, no deductibles and no lifetime dollar maximums on your medical coverage. Kaiser’s preventive care services include routine physicals, cholesterol screenings, and flu shots. Also, health education classes provide help with topics ranging from stress management and smoking cessation to nutrition and weight control. And if you have a chronic condition such as diabetes or high blood pressure, Kaiser Permanente has special programs that will help you reduce symptoms and complications and improve your overall health and well being by increasing your understanding of your condition. Facilities are conveniently located, and same day appointments and evening and weekend office hours make care easily accessible.

UnitedHealth Secure Horizons

UnitedHealth Secure Horizons offers a comprehensive health plan which features no deductible, low co-payments and no lifetime dollar maximums on your medical coverage. The plan provides for hospitalization, skilled nursing, home health care, preventive care services, and prescription drug coverage with no maximum dollar limits. Other benefits provided include vision coverage that includes a routine eye exam and basic dental coverage that includes an examination, cleanings and x-rays. In addition, UnitedHealth Secure Horizons offers a comprehensive array of special programs and services.

This booklet does not contain detailed information about your HMO or Medicare HMO Base Medical Plan options and is not a Summary Plan Description of the HMOs. It does not fully describe your HMO benefit coverage. For details on your benefit coverage, please refer to the UnitedHealth Secure Horizons or Kaiser Foundation Health Plan, Inc., Evidence of Coverage (EOC). The EOC is the binding document between the HMOs and their members. An HMO physician must determine that the services and supplies are medically necessary to prevent, diagnose, or treat your medical condition. The services and supplies must be provided, prescribed, authorized, or directed by an HMO physician. You must receive the services and supplies at the HMO facility or skilled nursing facility inside the Service Area, except where specifically noted in the EOC. For details on the benefit and claim review and adjudication procedures, please refer to the HMO’s Evidence of Coverage. For a copy of the EOC please contact your HMO provider.

Self-Insured Anthem Blue Cross PPO Base Medical Plan

Preferred Provider Organizations (PPO) typically pay benefits whether you receive care from within the network or outside of the network. Using in-network providers save you money and also affords you the highest level of benefits. In-network or “preferred” providers have agreed to discount fees for the services that they provide. They have also agreed not to charge you for the difference of the discounted fee and his or her regular fees. You are free to use out-of-network providers but your share of the costs will be higher.

Under the Anthem Blue Cross PPO Base Medical Plan, you will pay for the first part of medical expenses each year in the form of an annual deductible. After you meet your deductible for the year, the plan generally pays 80% of your discounted in-network expenses or 60% for out-of-network services up to the allowable charge limits and you pay the balance, called the co-insurance. To protect you from catastrophic medical expenses, there is a cap on how much you pay during the year, called the out-of-pocket maximum. There is also a limit on how much the plan will pay in benefits over your lifetime, called the lifetime maximum benefit.

Plan Maximums

The Plan pays up to $2,000,000 in benefits during the lifetime of any covered person over the age of 65 and up to $2,000,000 in benefits annually for any covered person under the age of 65.

Deductible

Each calendar year, you must satisfy the medical deductible amount before covered services and supplies are provided under this Plan. The annual deductible is $400 per person and $800 per family, if you elect to cover your eligible spouse/domestic partner. Your in-network and out-of-network expenses are combined each year and credited toward your annual deductible. Once the family deductible is met, benefits for all enrolled members will be available without further deductibles for that year

Maximum Allowable Amount

Plan benefits are based on the Maximum Allowed

Amount. This section describes the term “maximum

allowed amount” as used in this Summary Plan Description, and what the term means to you when obtaining covered services under this Plan. The maximum allowed amount is the total reimbursement payable under the Plan for covered services you receive from participating and non-participating providers. It is Anthem Blue Cross’ payment towards the services billed by your provider combined with any deductible or co-payment owed by you. In some cases, you may be required to pay the entire maximum allowed amount. For instance, if you have not met your deductible under this Plan, then you could be responsible for paying the entire maximum allowed amount for covered services. In addition, if these services are received from a non-participating provider, you may be billed by the provider for the difference between their charges and our maximum allowed amount. In many situations, this difference could be significant.

Two examples are provided below, which illustrate how the maximum allowed amount works. These examples are for illustration purposes only.

Example 1: The Plan has a participant co-payment of 20% for participating provider services after the deductible has been met.

The participant receives services from a participating surgeon. The charge is $2,000. The maximum allowed amount under the Plan for the surgery is $1,000. The participant’s co-payment responsibility when a participating surgeon is used is 20% of $1,000, or $200. This is what the participant pays. The Plan pays 80% of $1,000, or $800. The participating surgeon accepts the total of $1,000 as reimbursement for the surgery regardless of the charges.

Example 2: The Plan has a participant co-payment of 40% for a non-participating provider services after the deductible has been met.

The participant receives services from a non-participating surgeon. The charge is $2,000. The maximum allowed amount under the Plan for the surgery is $1,000. The participant’s co-payment responsibility when a non-participating surgeon is used is 40% of $1,000, or $400. The Plan pays the remaining 60% of $1,000, or $600. In addition, the non-participating surgeon could bill the participant the difference between $2,000 and $1,000. So the participant’s total out-of-pocket charge would be $600 plus an additional $1,000, for a total of $1,600.

When you receive covered services, Anthem Blue Cross, to the extent applicable, will apply claim processing rules to the claim submitted. The rules are used to evaluate the claim information and determine the accuracy and appropriateness of the procedure and diagnosis codes included in the submitted claim. Applying these rules may affect the maximum allowed amount if Anthem Blue Cross determines that the procedure and/or diagnosis codes used were inconsistent with procedure coding rules and/or reimbursement policies. For example, if your provider submits a claim using several procedure codes when there is a single procedure code that includes all of the procedures that were performed the maximum allowed amount will be based on the single procedure code.

Provider Network Status - The maximum allowed amount may vary depending upon whether the provider is a participating provider, a non-participating provider or other health care provider.

Participating Providers and Centers of Medical Excellence (CME) - For covered services performed by a participating provider or CME the maximum allowed amount for the Plan will be the rate the participating provider or CME has agreed with Anthem Blue Cross to accept as reimbursement for the covered services. Because participating providers have agreed to accept the maximum allowed amount as payment in full for those covered services, they should not send you a bill or collect for amounts above the maximum allowed amount. However, you may receive a bill or be asked to pay all or a portion of the maximum allowed amount to the extent you have not met your deductible or have a co-payment. Please call the customer service telephone number on your ID card for help in finding a participating provider or visit www.anthem.com/ca.

If you go to a hospital which is a participating provider, you should not assume all providers in that hospital are also participating providers. To receive the greater benefits afforded when covered services are provided by a participating provider, you should request that all your provider services (such as services by an anesthesiologist) be performed by participating providers whenever you enter a hospital.

If you are planning to have outpatient surgery, you should first find out if the facility where the surgery is to be performed is an ambulatory surgical center. An ambulatory surgical center is licensed as a separate facility even though it may be located on the same grounds as a hospital (although this is not always the case). If the center is licensed separately, you should find out if the facility is a participating provider before undergoing the surgery.

Non-Participating Providers and Other Health Care Providers - For covered services you receive from a non-participating provider or other health care provider, other than emergency services, the maximum allowed amount will be based on the applicable Anthem Blue Cross non-participating provider rate or fee schedule for the Plan, an amount negotiated by Anthem Blue Cross or a third party vendor which has been agreed to by the non-participating provider, an amount derived from the total charges billed by the non-participating provider, or an amount based on information provided by a third party vendor.

Unlike participating providers, non-participating providers and other health care providers may send you a bill and collect for the amount of the non-participating provider’s or other health care provider’s charge that exceed the maximum allowed amount under the Plan. You may be responsible for paying the difference between the maximum allowed amount and the amount the non-participating provider or other health care provider charges. This amount can be significant. Choosing a participating provider will likely result in lower out-of-pocket costs to you.

Please call the customer service number on your ID card for help in finding a participating provider or visit the Anthem Blue Cross website at www.anthem.com/ca. Customer service is also available to assist you in determining this Plan’s maximum allowed amount for a particular covered service from a non-participating provider or other health care provider.

Member Cost Share

For certain covered services, you may be required to pay all or a part of the maximum allowed amount as your cost share amount (deductibles or co-payments). Your cost share amount and the out-of-pocket amounts are different depending on whether you received covered services from a participating provider or non-participating provider. Specifically, you may be required to pay higher cost-sharing amounts or may have limits on your benefits when using non-participating providers. Please see the Covered Expenses and Limitations section for your cost share responsibilities and limitations, or call the customer service telephone number on your ID card to learn how the Plan’s benefits or cost share amount may vary by the type of provider you use.

The Plan will not provide any reimbursement for non-covered services. You will be responsible for the total amount billed by your provider for non-covered services, regardless of whether such services are performed by a participating provider or non-participating provider. Non-covered services include services specifically excluded from coverage by the terms of the Plan and services received after benefits have been exhausted. Benefits may be exhausted by exceeding, for example, medical benefit maximums or day/visit limits.

Authorized Referrals

In some circumstances Anthem Blue Cross may authorize participating provider cost share amounts (deductibles or co-payments) to apply to a claim for a covered service you receive from a non-participating provider. In such circumstance, you or your physician must contact Anthem Blue Cross in advance of obtaining the covered service. It is your responsibility to ensure that Anthem Blue Cross has been contacted.

If Anthem Blue Cross authorizes a participating provider cost share amount to apply to a covered service received from a non-participating provider, you also may still be liable for the difference between the maximum allowed amount and the non-participating provider’s charge. Please call the customer service telephone number on your ID card for authorized referral information or to request authorization.

Here’s an example of how using an in-network Preferred

Provider can save you money.

	In-Network	Out-of-Network
Physician charges:	$85	$125
Discounted rate:	$51	Not applicable
New physician charge	$51	Not applicable
Allowable amount:	Not applicable	$100
Plan pays:	$40.80 (80% of discounted rate)	$60 (60% of allowable amount)
You pay:	$10.20	$65(40% of allowable amount plus all charges above the limit)

This example is for illustrative purposes only for a Non-Medicare eligible retiree and assumes that the annual deductible has already been met.

Out-of-Pocket Maximum

The annual out-of-pocket amount is the most you may be required to pay in covered expenses in one year. This limit does not include your annual deductible and does not include charges above the maximum allowed amount. After you reach your annual out-of-pocket limit, the Plan pays 100% of eligible expenses for the rest of that calendar year up to the allowed expenses of the Plan.

Covered Expenses and Limitations

Covered medical expenses are paid after you satisfy the deductible. The following expenses are covered, provided they are medically necessary and meet other terms and conditions of this plan, (* identifies covered expenses that must be pre-authorized by the Plan):

Accidental Injury to Natural Teeth or Fractured Jaw

– The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network if treated during the 12-month period immediately following injury.

Acupuncture – The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network. (maximum of $60.00 per visit, maximum of 20 visits per year).

Ambulance Transportation – Due to a medical emergency ground or air to the nearest medical facility equipped to render treatment of the condition, the Plan pays 80% after deductible. In areas where ground ambulance is not available, (such as an island), air ambulance to the nearest hospital will be considered. The Plan pays after deductible 80% of the maximum allowed amount.

Anesthesia – The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network for supplies and administration of anesthesia by an anesthesiologist.

Bereavement Counseling – See “Hospice Care”

Birthing Centers – The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network if a Certified Nurse Midwife and/or Medical Doctor perform the service and if the facility meets the requirements of the State Licensing Body.

Blood or Blood Plasma (self-donated) – See “Diagnostic X-Ray and Laboratory Services”

*Chemical/Drug Dependency – Inpatient or outpatient treatment (including detoxification) must be preauthorized by the Plan. This benefit is limited to services furnished by a state-approved treatment facility (within a hospital or free-standing facility), physician (M.D. or D.O.), or licensed clinical psychologist.

■	Inpatient: The Plan pays after deductible and a $250 per admission charge 80% in-network and 60% of the maximum allowed amount out-of-network.

The benefit payable is reduced to 50% if no pre-authorization is given for inpatient services.

■	Outpatient: The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network. Outpatient physician visits will require pre-service review after the first 12 visits. No benefits are payable if pre-service review is not obtained for visits after the 12th visit.

See “Exclusions” for services relating to chemical dependency that are not covered.

Diagnostic X-ray and Laboratory Services – Related to treatment for an illness or accident. The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network.

Self-donated Blood or Blood Plasma – Unless available to the hospital at no cost, the lab fees for the collection of self-donated blood are covered, but not storage or shipment expenses. This benefit will apply only if the self-donated blood is used. The Plan pays 80% after deductible up to the maximum allowed amount.

Diabetes Education – The Plan pays a maximum of $100 per year.

*Durable Medical Equipment (DME) Rental – For therapeutic use, including but not limited to wheelchair, crutches, splints, trusses, braces (but not for teeth), kidney dialysis equipment, hospital bed, iron lung, traction equipment and equipment for providing oxygen. Purchase of such items requires prior Plan approval. The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network.

Emergency Room – After $75 co-pay the Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network. If admitted, the emergency room co-payment will be waived.

*Home Health – The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network to a maximum of 100 visits per calendar year. Pre-certification is required.

Hospice Care – Includes inpatient hospice care for terminally ill patients (generally a patient with six months to live); services of a physician at home including nursing care; bereavement counseling; and

physical and chemical therapies. The Plan pays 100% after deductible to a maximum benefit of $100 per day, $5,000 lifetime maximum (combined hospice and bereavement benefit).

*Hospitalization – For a semi-private room and board, and medical services and supplies. If the hospital does not have semi-private rooms available, coverage is limited to the most common semi-private rate in the community. Private room charges will be covered if the patient requires isolation to protect the health of others or the patient. After deductible and a $250 per admission charge, the Plan pays 80% for in-network hospital and is subject to medical review. The Plan pays after deductible 60% of the maximum allowed amount for non-network hospital and is subject to medical review. The benefit payable is reduced to 50% if no pre-authorization is given.

*Imaging Centers – Such as Magnetic Resonance Imaging (MRI), cat scans and other procedures using a body scanner, when recommended as medically necessary by the physician and the Plan. The Plan pays after deductible 80% for in-network and 60% of the maximum allowed amount out-of-network.

Infusion Therapy – The Plan pays after deductible 80% for in-network and 60% of the maximum allowed amount for out-of-network (out-of-network maximum of $600/day).

*Inpatient Rehabilitative Care – To restore and improve lost functions following injury or disease, if the hospital has a specialized department for rehabilitative care. After deductible the Plan pays 80% for in-network hospital and is subject to medical review. The Plan pays after deductible 60% of the maximum allowed amount for non-network hospital and is subject to medical review.

Mammograms – Covered under preventive care. The Plan, after deductible, pays 80% in-network and 60% out-of-network.

*Maternity Care – Including pre and post-natal care, screening and diagnostic procedures during pregnancy, obstetrical delivery, cesarean section, miscarriage, complications resulting from pregnancy and related genetic counseling for prenatal diagnosis of congenital disorders. Maternity benefits are also available to dependent children. The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network. Pre and post natal visits are covered at 80% in-network and 60% of the maximum allowed amount out-of-network.

Under the Newborns’ and Mothers’ Health Protection Act (NMHPA), group health plans and health insurance issuers generally may not, under Federal law, restrict benefits for any hospital length of stay in connection with childbirth for the mother or newborn child to less than 48 hours following a vaginal delivery, or less than 96 hours following a cesarean section. However, Federal law generally does not prohibit the mother’s or newborn’s attending physician, after consulting with the mother, from discharging the mother or her newborn earlier than 48 hours (or 96 hours as applicable). In any case, plans and issuers may not, under Federal law, require that a provider obtain authorization from the Plan or the insurance issuer for prescribing a length of stay not in excess of 48 hours (or 96 hours).

*Mental, Emotional and Psychiatric Conditions –

Inpatient or outpatient treatment (including anorexia nervosa, bulimia and other nervous and mental conditions) are limited to:

■	Inpatient: The Plan pays after deductible and a $250 per admission charge 80% in-network and 60% of the maximum allowed amount out-of-network. The benefit payable is reduced to 50% if no pre-authorization is given for inpatient services.

■	Outpatient: The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network. Outpatient physician visits will require pre-authorization review after the first 12 visits. No benefits are payable if pre-authorization review is not obtained for visits after the 12th visit.

*Non-Emergency, Inpatient or Outpatient Surgical Procedures and Confinements – The Plan pays after deductible 80% for in-network and 60% of the maximum allowed amount out-of-network. Must be pre-authorized by the Plan prior to surgery, otherwise benefits will be reduced by 50%.

Other Special Items – Including braces (but not for teeth); surgical and orthopedic appliances, colostomy bags and supplies; catheters; syringes and needles for diabetes or allergic conditions; dressings for surgical wounds, cancer, burns or diabetic ulcers; and oxygen.

The Plan pays after deductible 80% for in-network and 60% of the maximum allowed amount out-of-network.

Outpatient Rehabilitative Care – For physical therapy, functional occupational therapy and speech and hearing therapy to restore or improve functions lost following an illness or injury (provided by a physician or a licensed or registered therapist) is covered provided:

■	The patient is not confined to a hospital, and

■	Treatment is a part of the formal written treatment program prescribed by a physician and approved by the Plan.

The Plan pays for outpatient rehabilitation care after deductible 80% in-network and 60% of the maximum allowed amount out-of-network to a maximum of 60 days of treatment each calendar year. Payment will be made for only one treatment per day.

*Pain Centers – Treatment from accredited institutions (and those accredited by the Commission of Accredited Rehabilitation Facilities) is covered at 50% after deductible if the treating physician provides a written treatment plan to the Plan requesting the referral. The request must be pre-authorized by the Plan or no payment will be made.

Pap Smear / Pelvic Exam (Well Woman Exam)

– Covered under preventive care. The Plan, after deductible, pays 80% in-network and 60% out-of-network.

Prostate Exams – Covered under preventive care. The Plan, after deductible, pays 80% in-network and 60% out-of-network.

Prosthetic Devices – The Plan pays after deductible 80% to replace all or part of an absent body limb or the function of a permanently inoperative or malfunctioning body organ, as a result of an illness or injury, including but not limited to: artificial limbs or eyes, intraocular lens(es) following cataract surgery or to replace a missing portion of the eye, and breast implants. Only the initial charge for the first prosthetic device will be included.

Radiation Therapy – Radium and radioactive isotope therapy. The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network.

*Reconstructive Surgery and Supplies – Including reconstructive services following an illness or injury; or for congenital malformations that are functional in nature and not cosmetic. (For benefits covered under the Women’s Health and Cancer Rights Act (WHCRA) see the next section). All services must be pre-authorized by the Plan prior to surgery; otherwise benefits will be reduced by 50%. The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network.

Women’s Health and Cancer Rights Act of 1998 (WHCRA) - WHCRA requires that if a plan covers mastectomies it must also cover: reconstruction of the breast on which the surgery was performed; surgery and reconstruction of the other breast to produce a symmetrical appearance; and prostheses and physical complication of all stages of mastectomies including lymphodemas. These benefits will be covered under the Plan according to the same coinsurance and deductibles that apply to other plan services.

*Skilled Nursing Facility – Services and supplies as indicated in a certificate of medical necessity signed by the attending physician, unless otherwise specified in the “Exclusions” section. The Plan pays after deductible 80% in-network and 60% of the maximum allowed amount out-of-network. Calendar year maximum is 100 days.

Sterilization – The Plan pays after deductible 80% in-network and 60% of maximum allowed amount out-of-network for procedures including vasectomy and tubal ligation only. (Surgical reversal of sterilization procedures not covered. See “Exclusions”).

*Transplants – For the recipients of a liver, pancreas, kidney, heart, heart/lung, autologous bone marrow and/ or peripheral stem cells, must be pre-authorized by the Plan. Pre-authorization should be completed prior to any pre-transplantation evaluation to determine eligibility for transplantation by the transplant team.

Pre-authorization requirements are a part of the administration of the contract and not a treatment recommendation. The actual course of medical treatment you choose remains strictly a matter between you and your physician. The Plan requires the use of Centers of Medical Excellence (CME).

The Plan pays after deductible 80% in-network. If a covered procedure takes place without pre-authorization, the Plan will be responsible for no greater than 50% of the cost related to the transplantation. Any benefit provided for donor costs will be charged against the recipients’ benefits. The following services will be covered:

■	Surgical removal of the donor organ or bone marrow from the day of surgical removal up to a maximum of ten days while the donor remains hospitalized.

■	Hospital and professional services during the recipient’s hospitalization.

■	Clinical evaluation at the transplant facility.

■	Follow-up care, including anti-rejection drug treatment, and

■	Chemotherapy for cancer given in conjunction with transplantation.

Transplant Travel Expense

For the Recipient and One Companion per Transplant Episode (limited to 6 trips per episode).

■	For transportation to the CME: $250 per trip for each person for round trip coach airfare.

■	For hotel accommodations: $100 per day, for up to 21 days per trip, limited to one room, double occupancy.

■	For expenses such as meals: $25 per day for each person, for up to 21 days per trip.

For Donor per Transplant Episode (limited to one trip per episode).

■	For transportation to the CME: $250 for round trip coach airfare.

■	For hotel accommodations: $100 per day, for up to 7 days.

■	For expenses such as meals: $25 per day, for up to 7 days.

Wellness Exam/Annual Physical and Immunizations

– If done as a preventive service covered at 80% in-network and 60% of the maximum allowed amount out-of-network.

If a procedure or service is not identified in the “Covered Expenses and Limitations” section, do not assume that it is covered. If you have a question on whether something is covered, contact Anthem Blue Cross at (866) 940-9677.

CoonditionCare

ConditionCare is a free, voluntary, confidential program that provides you with access to registered nurses who can answer your questions and provide the ongoing education needed to better manage your condition and achieve optimal health. This program is available to you and your family members who have asthma, diabetes, heart failure, coronary artery disease (CAD) or chronic obstructive pulmonary disease (COPD).

MyHealth Coach

MyHealth Coach is a free, voluntary program available to you and your covered dependents as part of your health plan. This program provides you and your covered dependents with a dedicated team of registered nurses and health coaches who are available to help you with anything from answering routine health care questions, helping you create a healthy lifestyle, to managing your chronic condition. Program assistance is available by calling the toll-free number listed on your Anthem Blue Cross ID card.

Pre-Authorization

Many of the covered expenses require pre-authorization (sometimes called pre-service or pre-service review). All non-emergency inpatient or outpatient surgical procedures and/or confinements must be reported to Anthem Blue Cross before admission occurs. Please allow five (5) working days to complete pre-authorization procedures. Anthem Blue Cross must preauthorize all non-emergency inpatient or outpatient surgical procedures and/or confinements. At the consultant’s discretion, additional mandatory surgical opinions may be required.

Penalty for failure to comply with the pre-authorization requirements will result in the Plan paying after deductible only 50% of eligible expenses related to the surgery and/or hospitalization. Non-emergency covered procedures (including surgery) that are called in the day of the procedure will not be considered pre-authorized. As a result, the benefit payable will be reduced to 50% after deductible and up to the maximum allowed amount.

Please notify Anthem Blue Cross within 48 hours after an emergency hospital inpatient admission or as soon as reasonably possible. Failure to notify Anthem Blue Cross will result in the Plan paying after deductible only 50% of eligible expenses related to the hospital inpatient admission.

To obtain pre-authorization:

■	You or your physician must call (866) 470-6244 prior to the date of scheduled surgery or procedure.

■	Provide your name, your identification number, physician’s name and phone number, and detailed information about your condition and/or your planned surgery or procedure.

Medical Necessity

For a service to be considered Medically Necessary, the procedures, supplies equipment or services must be:

1.	Appropriate and necessary for the diagnosis or treatment of the medical condition;

2.	Provided for the diagnosis or direct care and treatment of the medical condition;

3.	Within standards of good medical practice within the organized medical community;

4.	Not primarily for your convenience, or for the convenience of your physician or another provider; and;

5.	The most appropriate procedure, supply, equipment or service which can safely be provided. The most appropriate procedure, supply, equipment or service must satisfy the following requirements:

a.	There must be valid scientific evidence demonstrating that the expected health benefits from the procedure, supply, equipment or service are clinically significant and produce a greater likelihood of benefit, without a disproportionately greater risk of harm or complications, for you with the particular medical condition being treated than other possible alternatives; and

b.	Generally accepted forms of treatment that are less invasive have been tried and found to be ineffective or are otherwise unsuitable; and
c.	For hospital stays, acute care as an inpatient is necessary due to the kind of services you are receiving or the severity of your condition, and safe and adequate care cannot be received by you as an outpatient or in a less intensified medical setting.

Utilization Review Program

Benefits are provided only for medically necessary and appropriate services. Utilization Review is designed to work together with you and your provider to ensure you receive appropriate medical care and avoid unexpected out–of-pocket expense.

No benefits are payable unless your coverage is in force at the time services are rendered. Payment of benefits is subject to all the terms and requirements of the Plan.

Important: The Utilization Review Program requirements described in this section do not apply when coverage under the Plan is secondary to another plan providing benefits for you or your dependents.

The utilization review program evaluates the medical necessity and appropriateness of care and the setting in which care is provided. You and your physician are advised if the claims administrator has determined that services can be safely provided in an outpatient setting, or if an inpatient stay is recommended. Services that are medically necessary and appropriate are certified by the claims administrator and monitored so that you know when it is no longer medically necessary and appropriate to continue those services.

It is your responsibility to see that your physician starts the utilization review process before scheduling you for any service subject to the utilization review program. If you receive any such service, and do not follow the procedures set forth in this section, your benefits will be reduced as shown in the “Pre-Authorization” section.

Utilization Review Requirements

Utilization reviews are conducted for the following services:

■	All inpatient hospital stays and residential treatment center admissions.

■	Facility-based care for the treatment of mental or nervous disorders and substance abuse.

■	Transplant services.

■	Visits for physical therapy, physical medicine and occupational therapy beyond those described under the “Outpatient Rehabilitative Care” provision of your Medical Benefits and Covered Benefits and Limitations.

■	Home infusion therapy.

■	Home health care.

■	Admissions to a skilled nursing facility.

■	Select imaging procedures, including but not limited to: Magnetic Resonance Imaging (MRI), Computerized Axial Tomography (CAT scan), Positron Emission Tomography (PET scan), Magnetic Resonance Spectroscopy (MRS scan), Magnetic Resonance Angiogram (MRA scan) and Nuclear Cardiac Imaging. You may call the toll-free customer service telephone number on your identification card to find out if an imaging procedure requires pre-service review.

■	Outpatient visits to a physician for the treatment of mental or nervous disorders or substance abuse after the first 12 visits in a year.

Exceptions: Utilization review is not required for inpatient hospital stays for the following services:

■	Maternity care of 48 hours or less following a normal delivery or 96 hours or less following a cesarean section; and

■	Mastectomy and lymph node dissection.

The stages of utilization review are:

1.	Pre-authorization review (also called pre-service or pre-service review) determines in advance the medical necessity and appropriateness of certain procedures or admissions and the appropriate length of stay, if applicable. Pre-authorization review is required for the following services:

■	Scheduled, non-emergency inpatient hospital stays and residential treatment center admissions (except inpatient stays for maternity care or mastectomy and lymph node dissection).

■	Facility-based care for the treatment of mental or nervous disorders and substance abuse.
■	Transplant services.

■	Visits for physical therapy, physical medicine and occupational therapy beyond those described under the “Outpatient Rehabilitative Care” provision of your Medical Benefits and Covered Benefits and Limitations.

■	Home infusion therapy.

■	Home health care.

■	Admissions to a skilled nursing facility.

■	Select imaging procedures, including but not limited to: Magnetic Resonance Imaging (MRI), Computerized Axial Tomography (CAT scan), Positron Emission Tomography (PET scan), Magnetic Resonance Spectroscopy (MRS scan), Magnetic Resonance Angiogram (MRA scan) and Nuclear Cardiac Imaging.

■	Outpatient visits to a physician for the treatment of mental or nervous disorders or substance abuse after the first 12 visits in a year.

2.	Concurrent review determines whether services are medically necessary and appropriate when the claims administrator is notified while service is ongoing, for example, an emergency admission to the hospital.

3.	Retrospective review is performed to review services that have already been provided. This applies in cases when pre-authorization or concurrent review was not completed, or in order to evaluate and audit medical documentation subsequent to services being provided. Retrospective review may also be performed for services that continued longer than originally certified.

Utilization Review – Effects on Benefits

In order for the full benefits of this Plan to be payable, the following criteria must be met:

1.	The appropriate utilization reviews must be performed in accordance with this Plan. When pre-authorization review is performed and the admission, procedure or service is determined to be medically necessary and appropriate, benefits will be provided for the following:

■	Scheduled, non-emergency inpatient hospital stays and residential treatment center admissions.

■	Facility-based care for the treatment of mental or nervous disorders and substance abuse.

■	Transplant services as follows:

a.	For kidney, bone, skin or cornea transplants if the physicians on the surgical team and the facility in which the transplant is to take place are approved for the transplant requested.

b.	For transplantation of liver, heart, heart-lung, lung, kidney-pancreas or bone marrow, including autologous bone marrow transplant, peripheral stem cell replacement and similar procedures if the providers of the related preoperative and postoperative services are approved and the transplant will be performed at a Centers of Medical Excellence (CME) facility.

■	A specified number of additional visits for physical therapy, physical medicine and occupational therapy if you need more visits than are provided under the “Outpatient Rehabilitative Care” provision under the Covered Benefits and Limitations section of this booklet.

■	Services of a home infusion therapy provider if the attending physician has submitted both a prescription and a plan of treatment before services are rendered.

■	Home health care services if:

a.	The services can be safely provided in your home, as certified by your attending physician;

b.	Your attending physician manages and directs your medical care at home; and

c.	Your attending physician has established a definitive treatment plan which must be consistent with your medical needs and lists the services to be provided by the home health agency.

■	Services provided in a skilled nursing facility if you require daily skilled nursing or rehabilitation, as certified by your attending physician.

■	Select imaging procedures, including, but not limited to: Magnetic Resonance Imaging (MRI), Computerized Axial Tomography (CAT scans),

Positron Emission Tomography (PET scan), Magnetic Resonance Spectroscopy (MRS scan), Magnetic Resonance Angiogram (MRA scan) and nuclear cardiac imaging.

■	Outpatient visits to a physician for the treatment of mental or nervous disorders or substance abuse after the first 12 visits in a year.

If you proceed with any services that have been determined to be not medically necessary and appropriate at any stage of the utilization review process, benefits will not be provided for those services.

2.	Services that are not reviewed prior to or during service delivery will be reviewed retrospectively when the bill is submitted for benefit payment. If that review results in the determination that part or all of the services were not medically necessary and appropriate, benefits will not be paid for those services. Remaining benefits will be subject to previously noted reductions that apply when the required reviews are not obtained.

How to Obtain Utilization Reviews

Remember, it is your responsibility to confirm that the review has been performed.

Pre-Authorization Reviews

1.	For all scheduled services that are subject to utilization review, you or your physician must initiate the pre-authorization review at least three working days prior to when you are scheduled to receive services.

2.	You must tell your physician that this Plan requires pre-authorization review. Physicians who are participating providers will initiate the review on your behalf. A non-participating provider may initiate the review for you, or you may call the claims administrator directly. The toll-free number for pre-authorization review is printed on your identification card.

3.	If you do not receive the reviewed service within 60 days of the certification, or if the nature of the service changes, a new pre-authorization review must be obtained.

4.	The claims administrator will determine if services are medically necessary and appropriate. For inpatient hospital and residential treatment center stays, the claims administrator will, if appropriate, specify a specific length of stay for services. For facility-based care for the treatment of mental or nervous disorders and substance abuse the claims administrator will, if appropriate, specify the type and level of services, as well as their duration. You, your physician and the provider of the service will receive a written confirmation showing this information.

Concurrent Reviews

1.	If the pre-authorization review was not performed, you, your physician or the provider of the service must contact the claims administrator for concurrent review. For an emergency admission or procedure, the claims administrator must be notified within one working day of the admission or procedure, unless extraordinary circumstances* prevent such notification within that time period.

2.	When participating providers have been informed of your need for utilization review, they will initiate the review on your behalf. You may ask a non-participating provider to call the toll free number printed on your identification card or you may call directly.

3.	When the claims administrator determines that the service is medically necessary and appropriate, they will, depending upon the type of treatment or procedure, specify the period of time for which the service is medically appropriate. The claims administrator will also determine the medically appropriate setting.

4.	If the claims administrator determines that the service is not medically necessary and appropriate, your physician will be notified by telephone no later than 24 hours following their decision. The claims administrator will send written notice to you and your physician within two (2) business days following their decision. However, care will not be discontinued until your physician has been notified and a plan of care that is appropriate for your needs has been agreed upon.

Extraordinary Circumstances. In determining “extraordinary circumstances”, the claims administrator may take into account whether or not your condition was severe enough to prevent you from notifying them, or whether or not a member of your family was available to notify them for you. You may have to prove that such “extraordinary circumstances” were present at the time of the emergency.

Retrospective Reviews

1.	Retrospective review is performed when the claims administrator is not notified of the service you received, and are therefore unable to perform the appropriate review prior to your discharge from the hospital or completion of outpatient treatment. It is also performed when pre-authorization or concurrent review has been done, but services continue longer than originally certified.

It may also be performed for the evaluation and audit of medical documentation after services have been provided, whether or not pre-authorization or concurrent review was performed.

2.	Such services which have been retroactively determined to not be medically necessary and appropriate will be retrospectively denied certification.

The Medical Necessity Reviews Process

The claims administrator will work with you and your health care providers to cover medically necessary and appropriate care and services. While the types of services requiring review and the timing of the reviews may vary, the claims administrator is committed to ensuring that reviews are performed in a timely and professional manner. The following information explains the review process.

1.	A decision on the medical necessity of a pre-authorization request will be made no later than five (5) business days from receipt of the information reasonably necessary to make the decision, and based on the nature of your medical condition.

2.	A decision on the medical necessity of a concurrent request will be made no later than one (1) business day from receipt of the information reasonably necessary to make the decision, and based on the nature of your medical condition. However, care will not be discontinued until your physician has been notified and a plan of care that is appropriate for your needs has been agreed upon.

3.	A decision on the medical necessity of a retrospective review will be made and communicated in writing no later than 30 days from receipt of the information necessary to make the decision to you and your physician.

4.	If the claims administrator does not have the information they need, they will make every attempt to obtain that information from you or your physician. If unsuccessful, and a delay is anticipated, the claims administrator will notify you and your physician of the delay and what is needed to make a decision. The claims administrator will also inform you of when a decision can be expected following receipt of the needed information.

5.	All pre-authorization, concurrent and retrospective reviews for medical necessity are screened by clinically experienced, licensed personnel (called “Review Coordinators”) using pre-established criteria and the claims administrator’s medical policy. These criteria and policies are developed and approved by practicing providers not employed by the claims administrator, and are evaluated at least annually and updated as standards of practice or technology changes. Requests satisfying these criteria are certified as medically necessary. Review Coordinators are able to approve most requests.

6.	A written confirmation including the specific service determined to be medically necessary will be sent to you and your provider no later than two (2) business days after the decision, and your provider will be initially notified by telephone within 24 hours of the decision for pre-authorization and concurrent reviews.

7.	If the request fails to satisfy these criteria or medical policy, the request is referred to a Peer Clinical Reviewer. Peer Clinical Reviewers are health professionals clinically competent to evaluate the specific clinical aspects of the request and render an opinion specific to the medical condition, procedure and/or treatment under review. Peer Clinical Reviewers are licensed in California with the same license category as the requesting provider. When the Peer Clinical Reviewer is unable to certify the service, the requesting physician is contacted by telephone for a discussion of the case. In many cases, services can be certified after this discussion. If the Peer Clinical Reviewer is still unable to certify the service, your provider will be given the option of having the request reviewed by a different Peer Clinical Reviewer.

8.	Only the Peer Clinical Reviewer may determine that the proposed services are not medically necessary and appropriate. Your physician will be notified by telephone within 24 hours of a decision not to certify and will be informed at that time of how to request reconsideration. Written notice will be sent to you and the requesting provider within two (2) business days of the decision. This written notice will include:

■	an explanation of the reason for the decision,

■	reference of the criteria used in the decision to modify or not certify the request,

■	the name and phone number of the Peer Clinical Reviewer making the decision to modify or not certify the request,

■	how to request reconsideration if you or your provider disagree with the decision.

9.	Reviewers may be plan employees or an independent third party chosen at the sole and absolute discretion of the claims administrator.

10.	You or your physician may request copies of specific criteria and/or medical policy by writing to the address shown on your plan identification card. Medical necessity review procedures may be disclosed to health care providers through provider manuals and newsletters.

A determination of medical necessity does not guarantee payment or coverage. The determination that services are medically necessary is based on the clinical information provided. Payment is based on the terms of your coverage at the time of service. These terms include certain exclusions, limitations, and other conditions. Payment of benefits could be limited for a number of reasons, including:

■	The information submitted with the claim differs from that given by phone;

■	The service is excluded from coverage; or

■	You are not eligible for coverage when the service is actually provided.

Revoking or modifying an authorization. An authorization for services or care may be revoked or modified prior to the services being rendered for reasons including but not limited to the following:

■	Your coverage under this Plan ends;

■	The agreement with the group terminates;

■	You reach a benefit maximum that applies to the services in question;

■	Your benefits under the Plan change so that the services in question are no longer covered or are covered in a different way.

Personal Case Management

The personal case management program enables the claims administrator to authorize you to obtain medically appropriate care in a more economical, cost-effective and coordinated manner during prolonged periods of intensive medical care. Through a case manager, the claims administrator has the right to recommend an alternative plan of treatment which may include services not covered under this Plan. It is not your right to receive personal case management, nor does the claims administrator have an obligation to provide it; the claims administrator provides these services at their sole and absolute discretion.

How Personal Case Management Works

Members may be identified for possible personal case management through the Plan’s utilization review procedures, by the attending physician, hospital staff, or the claims administrator’s claims reports. The member or the member’s family may also call the claims administrator.

Benefits for personal case management will be considered only when all of the following criteria are met:

1.	You require extensive long-term treatment;

2.	The claims administrator anticipates that such treatment utilizing services or supplies covered under this Plan will result in considerable cost;

3.	A cost-benefit analysis determines that the benefits payable under this Plan for the alternative plan of treatment can be provided at a lower overall cost than the benefits you would otherwise receive under this Plan while maintaining the same standards of care; and
4.	You (or your legal guardian) and your physician agree, in a letter of agreement, with the claims administrator’s recommended substitution of benefits and with the specific terms and conditions under which alternative benefits are to be provided.

Alternative Treatment Plan. If the claims administrator determines that your needs could be met more efficiently, an alternative treatment plan may be recommended. This may include providing benefits not otherwise covered under this Plan. A case manager will review the medical records and discuss your treatment with the attending physician, you, and your family.

The claims administrator makes treatment recommendations only; any decision regarding treatment belongs to you and your physician. The Plan will, in no way, compromise your freedom to make such decisions.

Effect on Benefits

1.	Benefits are provided for an alternative treatment plan on a case-by-case basis only. The claims administrator has absolute discretion in deciding whether or not to authorize services in lieu of benefits for any member, which alternatives may be offered and the terms of the offer.

2.	An authorization of services in lieu of benefits in a particular case in no way commits the claims administrator to do so in another case or for another member.

3.	The personal case management program does not prevent the claims administrator from strictly applying the expressed benefits, exclusions and limitations of this plan at any other time or for any other member.

Note: The claims administrator reserves the right to use the services of one or more third parties in the performance of the services outlined in the letter of agreement. No other assignment of any rights or delegation of any duties by either party is valid without the prior written consent of the other party.

Disagreements with Medical Management Decisions

1.	If you or your physician disagree with a decision, or question how it was reached, you or your physician may request reconsideration. Requests for reconsideration (either by telephone or in writing) must be directed to the reviewer making the determination. The address and the telephone number of the reviewer are included on your written notice of determination. Written requests must include medical information that supports the medical necessity of the services.

2.	If you, your representative, or your physician acting on your behalf finds the reconsidered decision still unsatisfactory, a request for an appeal of a reconsidered decision may be submitted in writing to Anthem Blue Cross.

3.	If the appeal decision is still unsatisfactory, your remedy may be binding arbitration. (see Binding Arbitration)

Quality Assurance

Utilization review programs are monitored, evaluated, and improved on an ongoing basis to ensure consistency of application of screening criteria and medical policy, consistency and reliability of decisions by reviewers, and compliance with policy and procedure including but not limited to timeframes for decision making, notification and written confirmation. The Board of Directors is responsible for medical necessity review processes through its oversight committees including the Strategic Planning Committee, Quality Management Committee, and Physician Relations Committee. Oversight includes approval of policies and procedures, review and approval of self-audit tools, procedures, and results. Monthly process audits measure the performance of reviewers and Peer Clinical Reviewers against approved written policies, procedures, and timeframes. Quarterly reports of audit results and, when needed, corrective action plans are reviewed and approved through the committee structure.

Exclusions

The following services or items are not covered under the medical benefits of this Plan:

■	Acupressure or services of a massage therapist.

■	Air conditioners, dehumidifiers, purifiers.

■	Any condition arising out of or resulting from the commission of a criminal/illegal act; any condition or treatment resulting from an intentionally self-inflected injury or attempted suicide; or any condition caused by, or arising out of, an act of war, armed invasion or aggression.
■	Birth control prescriptions, related supplies, and implantable pharmaceuticals used for contraceptive purposes.

■	Charges for procedures, services, drugs and other supplies which are experimental or still under clinical investigation by health professionals and the Food and Drug Administration.

■	Charges incurred as a result of a work-related illness or injury covered under workers’ compensation.

■	Charges that exceed the maximum allowed amount and charges for services or supplies that are not medically necessary or that are not approved by the attending physician.

■	Chiropractic spinal manipulation services.

■	Cosmetic surgery or services (unless for reconstructive purposes related to an illness or injury) including but not limited to: surgery for sagging skin of the eyelids (blepharochalasis); face, neck, abdomen, hips, or extremities (meloplasty, rhytidectomy or lipectomy); breast enlargement or reduction or uplift procedures; reshaping the nose (rhinoplasty), or liposuction.

■	Custodial Care–care that assists the individual in activities of daily living or service that constitute personal care, including but not limited to: personal hygiene, movement, bathing, eating, meal preparation, protection of the person from his or her own actions or from harming others, administration or supervision of medication which is, under usual circumstances, self-administered and other activities which are not required to be provided by trained medical personnel.

■	Deluxe equipment such as motorized wheelchairs or beds and supplies or maintenance of durable medical equipment, including batteries & chargers. Services may be covered only when criteria are met as recommended by Anthem’s Medical Policy.

■	Dental work or treatment, unless the charges are in connection with accidental injury of sound natural teeth or oral surgery for treatment of a fractured jaw due to an injury while covered by the Plan.

■	Dietary formulas, services or supplies for obesity or weight reduction, including medical or surgical treatment for obesity, even though other systemic disorders are present, related or unrelated, and any illness or injury resulting from such medical or surgical treatment.

■	Eye refractions are not covered under the medical portion of the policy. (see Vision Plan for coverage)

■	Experimental/Investigational treatments, procedures, equipment, drugs, devices or supplies (hereafter called “services”) which are, as determined by Anthem Blue Cross, Experimental or Investigational for the diagnosis for which the Participant is being treated. Services, treatment or supplies not generally accepted in medical practice for the prevention, diagnosis or treatment of an illness or injury, as determined Anthem Blue Cross.

■	Foot orthotics, routine foot care, arch supports, corrective shoes, cast impressions, and all related services. Services may be covered only when criteria are met as recommended by Anthem’s Medical Policy.

■	Hearing aid, hearing aid batteries or cost of repair of hearing aid.

■	Heating pads, whirlpool-type baths or equipment, enuresis training equipment, and exercise equipment.

■	Home delivery of a child (services and supplies).

■	Hospitalization for diagnostic purposes when the patient is not ill enough to be hospitalized, or confinement for diet or rest cure.

■	Naturopathic, Homeopathic or Holistic treatments.

■	Nutritional counseling and nutritional supplements, such as Ensure or Total Parenteral Nutrition, which consists of various nutritional items, such as minerals, vitamins, potassium, etc.

■	Organ, bone marrow, nonhuman or manufactured organs or other transplant expenses that are not mentioned in “Covered Expenses and Limitations”.

■	Outpatient Rehabilitation for recreational or educational therapy or for non-medical self-help or training, or for treatment of psychotic or psychoneurotic conditions.

■	Over-the-counter drugs or drugs not requiring a prescription; and prescriptions for non-medically necessary drugs.
■	Personal services, such as charges for radio, telephone, television and guest meals.

■	Physicians or other professional services not specifically listed as being covered are excluded.

■	Private nursing care that consists primarily of bathing, feeding, exercising, homemaking, moving the patient or acting as a companion.

■	Private room charges exceeding the covered semi-private room rate (except when isolation is necessary to protect the patient or other patients’ health).

■	Radial keratotomies or other surgeries to correct eye refraction.

■	Replacement of prosthetic devices, unless the existing device cannot be repaired or when recommended by a physician due to the patient’s condition.

■	Routine physical examinations or other examinations or tests not connected with the treatment of an injury or illness in excess of the Wellness Benefit.

■	Sales tax or mailing fees.

■	Services of a provider related to the patient by blood or marriage, or private nursing care or professional services from someone who resides in your home.

■	Services or supplies for which government funding is available, except approved dependency treatment facility.

■	Services or supplies resulting from a motor vehicle accident, in which a third-party payer or insurance will pay benefits; (See “Third Party Liability-Subrogation” section for more information).

■	Services, supplies, treatment and procedures for reproductive and sexual disorders, dysfunctions, and defects, whether or not the consequences of illness, disease or injury, including but not limited to the following conditions or procedures: impotency; sexual prosthesis/implant; frigidity; infertility; sterility; surgical reversal of sterilization procedures; removal of devices; artificial insemination; in-vitro fertilization and sex transformation.

■	Services relating to developmental (following birth) malformations including but not limited to: upper and lower jaw malformations (such as orthognathic surgery), malocclusions, temporomandibular joint dysfunction (TMJ), enamel hypoplasia (lack of development) and fluorosis. This exclusion does not apply to the treatment by a physician for a fractured jaw due to an injury while covered by this Plan; (subject to medical review).

■	Sleep clinics and treatment for diagnosed sleep disorders. Services may be covered only when criteria are met as recommended by Anthem’s Medical Policy.

■	Smoking cessation programs or treatment of addiction to or dependency on tobacco, tobacco products, caffeine or foods of any type.

■	Temporomandibular Joint (TMJ) dysfunction and cranial mandibular disorder, and other conditions of the joint linking the jaw bone and skull, muscles, nerves and tissues related to that joint. Services may be covered only when criteria are met as recommended by Anthem’s Medical Policy.

■	Vision therapy or eye exercises or any training to correct muscular imbalance of the eye (orthoptics) or pleoptics. Services may be covered only when criteria are met as recommended by Anthem’s Medical Policy.

■	Voluntary support groups, court-ordered services, services related to deferred prosecution, deferred or suspended sentencing or to driving rights.

Pre-Existing Condition Exclusions

Pre-existing condition means an illness, injury or condition which existed during the six-month period immediately prior to either (a) your effective date or (b) the first day of any waiting period required by the Plan, whichever is earlier. A condition is considered to have existed when you: (1) sought or received medical advice for that condition; (2) received medical care or treatment for that condition; or (3) received medical supplies, drugs or medicines for that condition. No payment will be made for services or supplies for the treatment of a pre-existing condition. However, this limitation does not apply to conditions of pregnancy.

Credit for Prior Coverage (HIPAA)

Credit will be given for prior coverage under another group health plan, an individual health insurance policy, COBRA, Medicaid, Medicare or a public health plan, as long as there has not been a break in coverage of 63 days or more. If more than 63 days has elapsed since your prior coverage ended, no credit will be given.

A Certificate of Creditable Coverage or letter from the prior insurance carrier must be provided to the Plan to receive credit. The pre-existing condition 6-month limitation will be reduced by the number of days of the prior creditable coverage.

Case Management

The Plan may make case management services available to you when such services are appropriate. If you request it, and based upon the recommendation of the case manager, the Plan may agree to modify coverage provisions when such modification is cost effective and does not deprive the member of medically necessary services. The Plan may require you to agree in writing to such modified coverage for a specified period of time.

How to File a Medical Claim under the Anthem Blue Cross Base Plan

To provide you with prompt and accurate processing of your covered medical expenses, please read this section carefully so you will be acquainted with the information and procedures necessary in handling your claims.

In-Network and Out-of-Network Hospital Claims – If you or a covered dependent are hospitalized, present your Identification Card to the hospital-admitting clerk. When you are discharged, you may be expected to pay for any expenses not covered by the Plan. If you use an in-network hospital you will not be required to file a claim form.

All Other Medical Claims – You may be billed directly or at the time you receive the care. You can send in a copy of the bill and a claim form, which should include:

■	Your name and the name of the patient;

■	Group and Identification Numbers;

■	Procedure code, dates and description of services received and the expenses incurred;

■	If an accident, the date and circumstances of the accident.

Payment for covered expenses will be made to the provider unless the claim states that it has been paid by the patient.

Twelve Month Filing Limitation

A retiree and dependents are encouraged to submit medical claims to the Plan as soon as possible. The Plan shall not be required to furnish any benefits under this agreement unless request for such benefits is made within twelve months (12) from the date on which the expenses were incurred.

Binding Arbitration with Respect to the Anthem Blue Cross PPO Base Medical Plan

Any dispute involving an adverse benefit decision under the Anthem Blue Cross PPO Base Medical Plan must be resolved under the plan’s claims procedure rules, and is not subject to mandatory binding arbitration. However, you may pursue voluntary binding arbitration after you have completed the plan’s administrative appeal procedures. If you have any other dispute which does not involve an adverse benefit decision, this Binding Arbitration provision applies.

Anthem Blue Cross, as the Claims Administrator of the Anthem Blue Cross PPO Base Medical Plan, requires any dispute or claim, of whatever nature, arising out of, in connection with, or in relation to this plan, or breach or rescission thereof, or in relation to care or delivery of care, including any claim based on contract, tort or statute, to be resolved by arbitration if the amount sought exceeds the jurisdictional limit of the small claims court. Any dispute regarding a claim for damages within the jurisdictional limits of the small claims court will be resolved in such court.

The Federal Arbitration Act shall govern the interpretation and enforcement of all proceedings under this Binding Arbitration provision. To the extent that the Federal Arbitration Act is inapplicable, or is held not to require arbitration of a particular claim, state law governing agreements to arbitrate shall apply.

As a participant under the Anthem Blue Cross PPO Base Medical Plan, you agree to be bound by this Binding Arbitration provision and acknowledge that you are giving up your right to a trial by court or jury for any dispute or claim that does not otherwise involve an adverse benefit decision.

You also agree to give up the right to participate in class arbitration against the Claims Administrator.

Even if applicable law permits class actions or class arbitrations, you waive any right to pursue, on a class basis, any such controversy or claim against the Claims Administrator and the Claims Administrator waives any right to pursue on a class basis any such controversy or claim against you as a participant under this plan. The arbitration findings will be final and binding except to the extent that state or Federal law provides for the judicial review of arbitration proceedings.

The arbitration is begun by the member making written demand on the plan administrator. The arbitration will be conducted by Judicial Arbitration and Mediation Services (“JAMS”) according to its applicable Rules and Procedures. If, for any reason, JAMS is unavailable to conduct the arbitration, the arbitration will be conducted by another neutral arbitration entity, by mutual agreement between you and the Claims Administrator, or by order of the court, you and the Claims Administrator cannot agree.

The costs of the arbitration will be allocated per the JAMS Policy on Consumer Arbitrations. If the arbitration is not conducted by JAMS, the costs will be shared equally by the parties, except in cases of extreme financial hardship, upon application to the neutral arbitration entity to which the parties have agreed, in which cases, the Claims Administrator will assume all or a portion of the costs of the arbitration.

Executive Medical Reimbursement Plan (EMRP)

When you enroll in a retiree medical Base Medical Plan option, whether it be one of the fully-insured HMOs or the self-insured PPO option, you will be automatically enrolled in the Executive Medical Reimbursement Plan, or EMRP for short. The EMRP is intended to supplement the coverage provided to you, your spouse/ domestic partner and any eligible dependents, if applicable, under the retiree medical Base Medical Plan option in which you enroll (including for purposes of the prescription drug benefit program that is available in connection with your retiree medical Base Medical Plan option). The EMRP generally covers deductibles, co-payments and portions of claims that are not covered by your retiree medical Base Medical Plan. The EMRP is a fully-insured component of the Plan that is provided by Anthem Blue Cross Life and Health Insurance Company. For details of the benefits and coverage available under the EMRP, you should refer to the Certificate of Insurance issued by Anthem Blue Cross.

Unified Grocers Retiree Medical Plan Comparison–Retirees Over 65

	Kaiser Senior Advantage California	United Health Secure Horizons California	Kaiser Senior Advantage Oregon	Anthem Blue Cross PPO
Annual Deductible				In-Network	Out-of-Network
Individual	None	None	None
Family	None	None	None	$400 per member not to exceed $800 for family

Lifetime Maximum	Unlimited	Unlimited	Unlimited	$2,000,000 per person
Out-of-Pocket Maximum
Individual	$1,500	$6,700	$600	Plan pays 100% after you incur $10,000 in covered charges**
Family	$3,000		$1,200	Plan pays 100% after you incur $20,000 in covered charges**
Office Visits
Plan pays	$10 co-pay	$10 co-pay	$10 co-pay	80% after deductible	60% after deductible
(Primary Care Physician)

$20 co-pay
(Specialist)
Preventive Care/
Wellness Benefit
Plan pays	$10 co-pay	100%	100%	80% after deductible	80% after deductible
Inpatient Hospital Care
Plan pays	100%	$250 co-pay per admission	100%	80% after deductible and a	60% after deductible and a
				$250 per admission fee	$250 per admission fee
Emergency Care
Plan pays	$20 co-pay at plan facility	$50 co-pay	$50 co-pay at plan facility	$75 co-pay (waived if admitted)
	(waived if admitted)	(waived if admitted)	(waived if admitted)	Plan pays after deductible 80% In-Network
60% Out-of Network
Mental Health
Inpatient	100%	$250 co-pay per admission	100%	80% after deductible and a	60% after deductible and a
Plan pays annually				$250 per admission fee	$250 per admission fee
Outpatient
Plan pays annually	$10 co-pay (individual visit)	$20 co-pay	$10 co-pay
	$5 co-pay (group visit)			80% after deductible	60% after deductible
Substance Abuse
Inpatient	100%	$250 co-pay per admission	100%	80% after deductible and a	60% after deductible and a
Plan pays annually				$250 per admission fee	$250 per admission fee
Outpatient				80% after deductible	60% after deductible
Plan pays annually	$10 co-pay (individual visit)	$20 co-pay	$10 co-pay
$5 co-pay (group visit)

	Kaiser Senior Advantage California	United Health Secure Horizons California	Kaiser Senior Advantage Oregon	Anthem Blue Cross PPO

				In-Network	Out-of-Network

Dental Care
Plan pays	Not Covered	$20 co-pay for Medicare covered services. Refer to the Secure Horizons Dental HMO summary for copays on non-Medicare covered services.	Not Covered	Not Covered	Not Covered
Vision Care
Plan pays	$10 co-pay for a vision exam.	$20 co-pay for a vision exam	$10 co-pay for a vision exam.	Not Covered	Not Covered

	$150 allowance every 24 months for lenses and frames	One exam per year	$150 allowance applied towards one prescription of lenses, frames and/or contact lenses (24 month)

Prescription Drugs				United Health Rx:

Retail–Plan pays				Out-of-Pocket expense between $0 and $ 2,840
Generic	$10 co-pay - 100-day supply	$5 co-pay - 31-day supply	$10 co-pay - 30-day supply	Retail Pharmacy
Tier 1 Drugs
$10 co-pay for a 31-day and $20 co-pay for a 90-day supply
Preferred Brand	$20 co-pay - 100-day supply	$15 co-pay - 31-day supply	$20 co-pay - 30-day supply	Tier 2 Drugs
$30 co-pay for a 31-day and $90 co-pay for a 90-day supply
			Not covered unless approved	Tier 3 Drugs
Non-Preferred Brand	Not covered unless approved by Kaiser Permanente as medically necessary	$30 co-pay - 31-day supply	by Kaiser Permanente as	$60 co-pay for a 31-day and $180 co-pay for a 90-day supply
	medically necessary	$30 co-pay 31-day supply for		Specialty Drugs

		Specialty Drugs		33% co-insurance for a 31-day or 90-day supply

Mail Order–Plan pays
Generic	$10 co-pay - 100-day supply	$10 co-pay - 90-day supply	$20 co-pay - 90-day supply	Out-of-Pocket expense between $2,840 and $4,550:

Tier 1 Generic Drugs

$10 co-pay for a 31-day and $30 co-pay for a 90-day supply
Preferred Brand	$20 co-pay - 100-day supply	$30 co-pay - 90-day supply	$40 co-pay - 90-day supply	Tier 1 Brand-name Drugs

Discounted costs for a 31-day or 90-day supply
Non-Preferred Brand	Not covered unless approved by Kaiser Permanente as medically necessary	$60 co-pay - 90-day supply	Not covered unless approved by Kaiser Permanente as medically necessary

Tier 2, Tier 3 and Specialty Tier Drugs

		$60 co-pay 31-day supply for Specialty Drugs		Discount on brand name drugs and you pay 93% of the costs of generic drugs

Out-of-pocket expense above $ 4,550

Generic Drugs (including brand name drugs treated asgeneric) - Greater of $2.50 or 5% co-insurance

All other covered drugs - Greater of $6.30 or 5% co-insurance

Mail order co-pays are two times the cost of the retailco-pays listed above.

**	Your annual out-of-pocket maximum will depend on the type of expenses you incur and the co-insurance level paid by the Plan for those expenses.

Please Note: This is only a summary. For a binding and detailed description of benefits, exclusions and limitations please refer to your Evidence of Coverage and Disclosure Form.

Unified Grocers Medical Plan Comparison–Retirees Under Age 65

	Kaiser HMO California	Kaiser HMO Oregon	Anthem Blue Cross PPO
Annual Deductible			In-Network	Out-of-Network
Individual	None	None
Family	None	None	$400 per member not to exceed $800 for family

Annual Maximum	Unlimited	Unlimited	$2,000,000 per person

Out-of-Pocket Maximum
Individual	$ 1,500	$ 600	Plan pays 100% after you incur $10,000 in covered charges**
Family	$ 3,000	$ 1,200	Plan pays 100% after you incur $20,000 in covered charges**

Office Visits
Plan pays	$20 co-pay	$20 co-pay	80% after deductible	60% after deductible

Preventive Care/

Wellness Benefit

Plan pays	100%	100%	80% after deductible	60% after deductible

Inpatient Hospital Care
Plan pays	$250 per admission co-pay	$250 per admission co-pay	80% after deductible and a $250 per admission fee	60% after deductible and a $250 per admission fee

Emergency Care
Plan pays	$50 co-pay at plan facility	$75 co-pay at plan facility	$75 co-pay (waived if admitted)

	Waived if admitted as an inpatient:	Waived if admitted as an inpatient:	Plan pays after deductible 80% In-Network

	$250 hospital admission co-pay applies	$250 hospital admission co-pay applies	60% Out-of Network

Mental Health
Inpatient
Plan pays annually	$250 per admission co-pay	$250 per admission co-pay	80% after deductible and a $250 per admission fee	60% after deductible and a $250 per admission fee
Outpatient
Plan pays annually	$20 co-pay (individual)	$20 co-pay

	$10 co-pay (group) per visit		80% after deductible	60% after deductible

Substance Abuse
Inpatient	$250 per admission co-pay	$250 per admission co-pay	80% after deductible and a	60% after deductible and a
Plan pays annually			$250 per admission fee	$250 per admission fee

Outpatient
Plan pays annually	$20 co-pay (individual) $5 co-pay (group) per visit	$20 co-pay	80% after deductible	60% after deductible

	Kaiser HMO California	Kaiser HMO Oregon	Anthem Blue Cross PPO

Prescription Drugs			CVS Caremark***

Retail-plan pays

Generic	$15 co-pay - 30-day supply(3)	$15 co-pay - 30-day supply	$5 co-pay - 30-day supply(4)

Preferred Brand

	$35 co-pay - 30-day supply(3)	$30 co-pay - 30-day supply	You pay 20% of drug cost - 30-day supply (2,4)

	Not covered unless approved by Kaiser	Not covered unless approved by Kaiser	You pay 35% of drug cost - 30-day supply (2,4)

Non-Preferred Brand

	Permanente as medically necessary(1)	Permanente as medically necessary(1)

Mail Order–Plan pays

Generic	$15 co-pay - 30-day supply(3)	$30 co-pay - 90-day supply	$10 co-pay- 90-day supply(4)

Preferred Brand	$35 co-pay - 30-day supply(3)	$60 co-pay - 90-day supply	You pay 20% of drug cost - 90-day supply (2,4)

Non-Preferred Brand	Not covered unless approved by Kaiser	Not covered unless approved by Kaiser	You pay 35% of drug cost - 90-day supply (2,4)
	Permanente as medically necessary(1)	Permanente as medically necessary(1)

(Rx — $ 2,000 annual maximum per person)

Specialty drugs are available via retail or mail order.

Retiree pays 20% of drug cost (maximum $100 per drug)

1	For drugs in accordance with the Kaiser Permanente formulary process.

2	You must obtain generic drugs when available; otherwise, you also pay the difference in cost between the generic and brand-name drugs.

3	Generic drugs $30 co-pay for a 31-60 day supply; $45 co-pay for a 61-100 day supply; Brand name drugs $70 co-pay for a 31-60 day supply; $105 co-pay for a 61-100 day supply.

4	You must fill your long-term prescriptions using the CVS Caremark Mail Order program.

5	Non-emergency out-of-network services will be paid at 60% up to the maximum allowable charge.

**	Your annual out-of-pocket maximum will depend on the type of expenses you incur and the co-insurance level paid by the Plan for those expenses.

***	CVS Caremark is the prescription benefit for all Anthem Blue Cross members. For a complete list of participating pharmacies, go online to www.caremark.com.

Prescription Drug Benefits

HMO Prescription Drug Program

The HMO/Medicare HMO plans through Kaiser Permanente and UnitedHealth both offer a prescription drug program with an extensive network of pharmacies. Under these plans, there is no annual deductible to satisfy and you may access benefits using either of two options: Submit your prescription to a participating pharmacy and make a co-payment. Please refer to the provider packets or to the Medical Chart Comparison for more information on your co-payment amounts.

Submit your prescription using the Mail Order Prescription Drug Program. The mail order program allows you to order up to a 90-day supply of prescription drugs. Please refer to the provider packets for co-payment amounts. When you’re placing an order for the first time, all you need to do is send your original prescription along with the order form and your medications will be delivered by mail to your home. Thereafter, you simply call to request a refill.

PPO Plan & Your CVS Caremark Card

Retirees Under 65

If you enroll in any of the Anthem Blue Cross medical plans, your prescription drug benefit is administered by CVS Caremark, the nation’s largest independent provider of health improvement services.

You can access your prescription information, refills, Rx history, Performance Drug List, drug costs, pharmacy information, and find answers to medication questions by enrolling the CVS Caremark member services website. To enroll please visit www.caremark.com and have your CVS Caremark ID number ready (this can be found on your prescription benefit card).

Retail Pharmacy Program

Participating pharmacies have agreed to be part of CVS Caremark’s retail pharmacy network. You must use a network pharmacy to receive plan benefits. To locate a participating retail pharmacy in your area, access the Pharmacy Locator on www.caremark.com by clicking on find a local pharmacy once you are signed in or call CVS Caremark at (800) 966-5772.

If there is not a participating pharmacy in your area, please contact customer care, or if you prefer, you may pay the cost of the medication, keep the receipt and turn in the receipt with a claim form. You can obtain and print a claim form online at www.caremark.com.

The retail pharmacy program is typically for the purchase of short-term use medications that you need to purchase immediately, such as antibiotics or certain pain medications. You may receive up to a 30-day supply of medication at a time. You must present your CVS Caremark ID card to the pharmacist when purchasing a prescription. The amount of your co-payment depends on whether you purchase generic, preferred brand, or non-preferred brand drugs. Ask your doctor to consider prescribing a generic drug whenever possible since you can get the same quality as a brand-name drug at a lower cost.

Maximum Annual Benefit

Retirees Under 65

Under the CVS Caremark plan, a maximum annual benefit of $2,000 has been established for each participant during each plan year. Once a participant receives prescription drug benefits totaling $2,000 in any plan year, there will be no additional prescription drug benefits available during the remainder of the plan year. This maximum annual benefit applies to non-Medicare-eligible retirees and their covered spouse/domestic partner on the covered benefit that the Plan pays.

Mandatory Mail Order/Maintenance Choice

: If you or your dependents are taking any maintenance or long-term medications, the CVS Caremark Mail Order Program is a simple and convenient way to help you save money.

Employees and dependents are required to fill their prescriptions for long-term maintenance drugs using the CVS Caremark Mail Order program. The mail order program allows you to order up to a 90-day supply of generic drugs paying a $10 co-payment. You pay 20% of the drug cost for preferred brand name drugs, 35% of the drug cost for non-preferred brand name drugs and 20% of the drug cost for specialty drugs (capped at $100).

The mail service program offers you the convenience of home delivery, saving you time and money. Your medications will be delivered by mail to your home or you also have the option of picking up a 90-day supply of drugs at a CVS Retail Pharmacy where available.

The first time you are prescribed a medication, you may wish to ask your doctor for two prescriptions, one for a long-term supply (up to 90 days) and another for immediate use (up to 30 days). You can fill the short-term prescription at a participating retail pharmacy and send in the long-term prescription to the mail order program.

You can refill your prescription by contacting the CVS Caremark Customer Care department at (800) 966-5772 or have your prescriptions setup for auto refill/renewal via the website. If you choose to have your refills automatically filled, you are responsible for stopping automatic refill requests. Any refills that are mailed to your home cannot be returned to CVS Caremark.

When placing an order for the first time, visit the CVS Caremark website at www.caremark.com and follow the steps for registering a New Prescription or call CVS Caremark’s Fast Start Program at (800) 875-0867.

CVS Caremark FastStart®

CVS Caremark will contact your doctor on your behalf to request up to a 90-day supply of your long-term medicines. Many long-term medicines are taken for chronic conditions like high blood pressure, diabetes and high cholesterol. If you already have a 90-day prescription for pickup at your local CVS Pharmacy but would like to transfer to mail service you can contact Customer Care to make the switch.

To enroll in the program, call (800) 875-0867, 8:00 a.m. to 8:00 p.m. ET, Monday through Friday. Customer service representatives will work with your doctor to get you the new prescriptions you need. When you call, be sure to have the medicine name and your doctor’s name, phone number and fax number available.

Your doctor can also call in a prescription to the Mail Service Pharmacy at (800) 378-5697.

What is a Generic, Preferred Brand, Non-Preferred Brand Drug and a Formulary?

A generic drug includes the same active ingredients as its brand-name equivalent, but at a lower cost. A generic drug is named for its contents, while a brand-name drug is named by the manufacturer for marketing purposes.

Most health care professionals believe that generic drugs are as safe and effective as brand-name drugs.

A preferred brand drug is a brand-name drug that has been selected for its clinical appropriateness (i.e. safety and efficacy) and cost effectiveness.

Non-preferred brand drugs are those which generally have generic equivalents and/or have one or more preferred brand name drugs within the same therapeutic category. These medications are typically covered at the highest copy.

Drug manufacturers must comply with Food and Drug Administration (FDA) standards, whether they are producing brand-name or generic drugs. These standards guarantee that generics are equivalent to their brand-name counterparts in substance and body absorption rates.

A “Formulary” is a list of preferred pharmaceutical products (preferred brands and generics) covered at the preferred brand level that are based on evaluations of the efficacy, safety, and cost-effectiveness of the drug. Caremark has created a formulary list that consists of “Covered Drugs” which is reviewed and approved by a separate Pharmacy and Therapeutic Committee.

What’s Covered

The amount you pay for this prescription drug coverage depends on whether you purchase generic, preferred brand, or non-preferred brand-name drugs. Your co-payments apply to each prescription you and your dependents purchase.

Generic drugs will be dispensed whenever possible. Brand-name drugs will be dispensed only when there is no equivalent generic drug available for substitution or you or your physician specifically requests a brand name drug.

**Remember- if you or your physician requests a brand name drug when a generic alternative is available, your total out-of-pocket cost for your prescription will be considerably higher. You will pay the generic co-payment plus the difference in cost between the brand name medicine and the generic medicine.

Plan Design Highlights
Participating Retail		Mail Order/ CVS Retail
Pharmacy
Generic	$5	Generic	$10

Preferred Brand	20%	Preferred Brand	20%
(with no generic available)		(with no generic available)
Nonpreferred Brand	35%	Nonpreferred Brand	35%

** Up to a 30-day supply		** Up to a 90-day supply

Dispense as Written (DAW 1)Rule

When a generic is available but the pharmacy dispenses the preferred and non-preferred brand per the physician’s request, the plan participant will pay the difference between the preferred and non-preferred brand discount price and the generic discount price, plus the generic co-payment.

**If there is no generic alternative then the DAW 1 rule does not apply.

Dispense as Written (DAW 2) Rule

When a generic is available but the pharmacy dispenses the preferred and non-preferred brand per the participant’s request, the plan participant will pay the difference between the preferred brand and non-preferred brand discount price and the generic discount price, plus the brand co-payment.

Claim Exceptions

Coordination of Benefits – No

Assignment of Benefits – Yes

Nursing Home Claims – No

International Claims – Yes

If you have a prescription filled outside the United States, keep the original receipt and turn the receipt in along with a claim form (print one online or request the form from CVS Caremark)

Expiration Date – 365 days from the fill date.

Managed Drug Limitation Program

This program is used to ensure an appropriate quantity is dispensed in keeping with the manufacturers and the FDA’s recommendation and accepted medical practices. The limits on these drug classes only affect the amount the Plan will pay for, not whether you can obtain greater quantities.

Step Therapy Program—Brand Medications Requiring Use of a Generic Drug First

You can save money by using safe, effective generic medications when possible. In order for certain brand-name medications to be covered, you will have to try a generic medication first.

**If the non-preferred brand drug is necessary, pre-authorization is required. Your physician will need to contact CVS Caremark at (877) 203-0003 to submit a request for review for pre-authorization.

Specialty Prescription Drugs

Every year, more and more people with chronic or genetic conditions are being prescribed “specialty” or biotech medicines that they obtain from a retail or mail order pharmacy. People taking these drugs often have complex health conditions such as multiple sclerosis, rheumatoid arthritis, or hemophilia. Specialty prescription drugs that are self-administered are managed through the CVS Caremark Specialty Guideline Management Program and are delivered directly to your home via a Caremark Specialty Pharmacy. In order to get started on a specialty drug, as well as for continued treatment with a specialty drug, a clinical review is required. CVS Caremark will obtain the necessary clinical information from your doctor’s office and conduct the review.

CVS Caremark provides not only your specialty medications, but also personalized pharmacy care management services including:

■	Access to an on-call pharmacist 24 hours a day, seven days a week

■	Coordination of care with you and your doctor

■	Convenient delivery directly to you or your doctor’s office

■	Medicine and disease specific education and counseling

■	Online support through www.caremark.com/ specialty, including disease-specific information and interactive areas to submit questions to pharmacists and nurses

For more information visit www.caremark.com/specialty or call CVS Caremark Connect® at (800) 237-2767.

What’s Not Covered

The prescription drug plan does not cover the following products because they are either: 1) covered under the medical plan, 2) intended solely for cosmetic appearance, 3) self care products, or 4) available over-the-counter (OTC):

■	Cosmetic Products

■	Nutritional Supplements

■	Rx Devices

■	Vaccines/Toxoids

Excluded Drugs

■	Anti-wrinkle agents (i.e. Renova, Avage)

■	Blood products, blood serum

■	Charges for the administration or injection of any drug

■	CNS Stimulants such as Adderall for individuals 20 years of age or older

■	Contraceptives; Non-Oral Form

■	Diaphragms, kits, and cervical caps

■	Growth hormones

■	Hair removers and hair growth stimulants

■	Hematinics

■	Infertility drugs

■	Intrauterine devices (i.e. Mirena)

■	Medication which is to be taken by or administered to an individual, in whole or in part, while he or she is a patient in a licensed hospital, rest home, sanitarium, extended care facility, convalescent hospital, nursing home or similar institution which operates on its premises, or allows to be operated on its premises, a facility for dispensing pharmaceuticals

■	Over-the-Counter (OTC) drugs (with the exception of diabetic testing agents and blood testing devices)

■	Smoking deterrent medications containing nicotine or any other smoking cessation aids, all dosage forms
■	Therapeutic devices or appliances, including hypodermic needles, syringes, support garments, ostomy supplies, durable medical equipment, and non-medical substances regardless of intended use

■	Therapeutic devices or appliances, including support garments and other non-medicinal substances, regardless of intended use

■	Tretinoin (i.e. Retin-A) for individuals 26 years of age or older

■	Vitamins and Minerals

■	Weight Loss Medications (i.e. phentermine, Meridia, Xenical)

■	Other exclusions may apply

How to File a Claim

If you have paid for your prescription out of pocket and need to submit a paper claim, you can find the claim form on the web site, www.caremark.com, and then submit it along with the receipts to:

CVS Caremark

P.O. Box 52116

Phoenix, AZ 85072-2116

Eligible Employees and their dependents are encouraged to submit prescription claims to the Plan as soon as possible. The Plan shall not be required to furnish any benefits under this agreement unless a request for such benefits is made within twelve months (12) from the date on which the expenses were incurred.

CVS Caremark Appeal Procedures

The Plan has delegated final claims and appeal authority for the prescription drug benefit component of the Plan to CVS Caremark. Therefore, CVS Caremark, acting on behalf of the Plan, provides the following claims and appeals review services:

■	Pre-authorization Claim Review Services;

■	Pre-Service Appeals Review Services; and

■	Post-Service Appeals Review Services.

Definitions

The following terms are used herein to describe the claims and appeals review services provided by CVS Caremark:

Adverse Benefit Determination – A denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a Plan benefit. An adverse benefit determination includes a denial, reduction, or termination of, or failure to provide or make payment (in whole or in part) for, a Plan benefit based on the application of a utilization review or on a determination of your eligibility to participate in the Plan. An adverse benefit determination also includes a failure to cover a Plan benefit because use of the benefit is determined to be experimental, investigative, or not medically necessary or appropriate.

Claim – A request for a Plan benefit that is made in accordance with the Plan’s established procedures for filing benefit claims.

Medically Necessary (Medical Necessity) – Medications, health care services or products are considered Medically Necessary if:

■	Use of the medication, service, or product is accepted by the health care profession in the United States as appropriate and effective for the condition being treated;

■	Use of the medication, service, or product is based on recognized standards for the health care specialty involved;

■	Use of the medication, service, or product represents the most appropriate level of care for you, based on the seriousness of the condition being treated, the frequency and duration of services, and the place where services are performed; and

■	Use of medication, service or product is not solely for the convenience of you, your family, or provider.

Post-Service Claim – A Claim for a Plan benefit that is not a Pre-Service Claim.

Pre-Authorization – CVS Caremark’s pre-service review of your initial request for a particular medication. CVS Caremark will apply a set of pre-defined criteria (provided by the Plan) to determine whether there is need for the requested medication.

Pre-Service Claim – A Claim for a medication, service, or product that is conditioned, in whole or in part, on the approval of the benefit in advance of obtaining the requested medical care or service. Pre-Service Claims include your requests for pre-authorization.

Urgent Care Claim – A Claim for a medication, service, or product where a delay in processing the Claim: (i) could seriously jeopardize your life or health, and/or could result in your failure to regain maximum function, or (ii) in the opinion of a physician with knowledge of your condition, would subject you to severe pain that cannot be adequately managed without the requested medication, service, or product.

The CVS Caremark Claims and Appeals Process

Pre-Authorization Review:

CVS Caremark will implement the prescription drug cost containment programs requested by the Plan by comparing your requests for certain medicines and/or other prescription benefits against pre-defined preferred drug lists or formularies before those prescriptions are filled.

If CVS Caremark determines that your request for pre-authorization cannot be approved, that determination will constitute an Adverse Benefit Determination.

Appeals of Adverse Benefit Determinations:

If an Adverse Benefit Determination is rendered on your Claim, you may file an appeal of that determination. Your appeal of the Adverse Benefit Determination must be made in writing and submitted to CVS Caremark within 180 days after you receive notice of the Adverse Benefit Determination.

If the Adverse Benefit Determination is rendered with respect to an Urgent Care Claim, you and/or your attending physician may submit an appeal by calling CVS Caremark.

Your appeal should include the following information:

■	Name of the person the appeal is being filed for;

■	CVS Caremark Identification Number;

■	Date of birth;

■	Written statement of the issue(s) being appealed;

■	Drug name(s) being requested; and

■	Written comments, documents, records or other information relating to the Claim.

Your appeal and supporting documentation may be mailed or faxed to CVS Caremark:

CVS Caremark

Appeals Department—MC109

P.O. Box 52084

Phoenix, AZ 85072-2084

Fax Number (866) 689-3092

Physicians may submit urgent appeal requests by calling the physician-only toll-free number: (866) 443-1183.

CVS Caremark’s Review:

The review of your Claim or appeal of an Adverse Benefit Determination will be conducted in accordance with the requirements of ERISA and any related laws. You will be accorded all rights granted to you under ERISA and any related laws.

Twelve Month Filing Limitation

A retiree and dependents are encouraged to submit prescription drug benefit claims to the Plan as soon as possible. The Plan shall not be required to furnish any benefits under this agreement unless request for such benefits is made within twelve months (12) from the date on which the expenses were incurred.

PPO Plan & Your UnitedHealth Rx Card

Retirees Over 65

If you enroll in the Anthem Blue Cross PPO Plan and are over age 65, your prescription drug benefit is provided by UnitedHealth Rx. UnitedHealth Rx is a Medicare approved prescription drug provider managing over 2 million retiree lives nationally. The PPO plan, in conjunction with UnitedHealth Rx allows you to receive your covered prescription drugs via retail, mail, or online.

When you need prescription drugs, either at a retail pharmacy or through mail-order, go to a pharmacy that accepts the UnitedHealth Rx card or mail your original prescription along with an order form to UnitedHealth Rx.

You may also reorder your prescription drugs online at www.prescriptionsolutions.com. There is no deductible to satisfy, however, you are responsible your co-payment.

Under the UnitedHeatlh Rx Plan, there is no annual maximum for prescription drugs .

UnitedHealth Rx Retail Pharmacy Co-Pays

Out-of-pocket expenses between $0-$2,840

Tier 1 Drugs

$10 co-pay for a 31-day supply

$20 co-pay for a 90-day supply

Tier 2 Drugs

$30 co-pay for a 31-day supply

$90 co-pay for a 90-day supply

Tier 3 Drugs

$60 co-pay for a 31-day supply

$180 co-pay for a 90-day supply

Specialty Drugs

33% co-insurance for a 31-day supply

33% co-insurance for a 90-day supply

Out-of-pocket expenses after $2,840

Tier 1 Generic Drugs

$10 co-pay for a 31-day supply

$30 co-pay for a 90-day supply

Tier 1 Brand-name Drugs

Discounted costs for a 31-day supply

Discounted costs for a 90-day supply

Tier 2, Tier 3 and Specialty Tier Drugs

Discount on brand name drugs and you pay 93% of the costs of generic drugs

Out-of-pocket expenses after $4,550; No limit

Generic Drugs (including brand name drugs treated as generic)

Greater of $2.50 or 5% co-insurance

All Other Covered Drugs

Greater of $6.30 or 5% co-insurance

Retiree Dental Benefits

The retiree dental benefits available to you, your spouse/domestic partner and eligible dependents, if applicable, are provided under the fully-insured DMO Base Medical Plan or the self-insured PPO Base Medical Plan.

Fully-Insured Safeguard DMO Base Medical Plan

Similar to the medical HMOs, a Dental Maintenance Organization (DMO) offers dental care through an established network of dentists. You pay a co-payment for certain dental procedures, and then most services are paid at 100%. In addition, there is no annual maximum limit to the amount of covered dental benefits you receive. Safeguard, a division of MetLife Dental, is the DMO plan available in California.

This booklet does not contain detailed information about the Safeguard Dental Plan. If you choose Safeguard for your dental insurance, you can obtain a Summary Plan Description for the Safeguard Dental Plan from the Benefits Department or from the carrier. The Evidence of Coverage (EOC) booklet contains detailed information about which dental services and supplies are covered – and those that are not.

Self-Insured Delta Dental Preferred Option PPO Base Medical Plan

Dental expenses are payable under the Delta Dental Preferred Option PPO Base Medical Plan only for covered expenses incurred while you, your spouse/ domestic partner and eligible dependent, if applicable, are participants in the Plan. All covered expenses must be medically necessary and performed by a licensed dentist in a dental office. To determine benefits based on only services that are dentally necessary, the Plan reserves the right to review any relevant records of the patient.

You are able to use Delta Dental’s extensive network of PPO providers. The deductible must be satisfied before dental benefits begin. Plan benefits will not cover expenses that exceed the Usual, Customary and Reasonable (UCR) charges; you are responsible for paying this difference. Dental coverage is not cumulative and cannot be carried over from one calendar year to the next.

Preventive/Diagnostic and Restorative services including oral examinations, cleanings, x-rays, examinations of tissue biopsy, fluoride treatment, space maintainers, and specialist consultations will be paid at 100% with NO deductible when using a PPO provider or 80% of the UCR if a non-PPO provider provides services.

Basic Restorative Services including oral surgery (extractions), tissue removal (biopsy), fillings, root canals, periodontic (gum) treatment, and sealants will be paid at 90% after deductible when using a PPO provider and 80% of the UCR after deductible if a non-PPO provider provides services.

Major and Prosthodontic Services will be paid at 60% after deductible when using a PPO provider and 50% of the UCR after deductible if a non-PPO provider provides services.

Plan Year Limits: Preventive/Diagnostic, restorative and prosthodontic benefits from this Plan will not exceed $1,500 per year for each covered person. There is also an annual deductible of $50 per person or $100 for family per year.

Covered Expenses and Limitations

The Delta Dental PPO pays for four types of dental services:

■	Preventive/Diagnostic Services

■	Restorative Services

■	Prosthodontic Services (dentures & bridges)

■	Orthodontic Services

Covered Preventive/Diagnostic Services and Limitations

Oral examinations, cleanings (or “scaling/polishing teeth”) are limited to twice in a calendar year. This does not include periodontal scaling.

■	Bitewing x-rays provided on request by the dentist (limited to twice in a calendar year).

■	Complete full mouth x-rays (limited to once every three eligibility years).

■	Diagnostic casts/study models except for TMJ or bruxism.

■	Emergency oral examination.

■	Fluoride treatments (limited to twice in a calendar year).

■	Individual tooth x-rays and occlusal x-rays.

■	Initial oral examination.

■	Panoramic/panorex x-rays (limited to once every three eligibility years).

■	Routine oral examinations (limited to twice in a calendar year).

■	Sealants, such as topically applied acrylic, plastic or composite material used to seal developmental grooves and pits in teeth for the purpose of preventing dental decay (available to covered persons on permanent first molars through age 8 and second molars through age 15). Does not include the repair or replacement of a sealant on any tooth within two years of its application.

■	Space maintainers.

Covered Restorative Services and Limitations

■	Endodontic services (such as root canal treatment)

■	Fillings

-	Amalgam fillings

-	Silicate fillings

-	Composite resin filling s

■	Oral surgery (limited to minor surgical procedures)

-	Extractions

-	Root recovery

-	Incise and drainage of an abscess

■	Periodontal treatment

-	Periodontal maintenance procedure, full mouth, limited to twice in a calendar year but not in conjunction with additional charges for scaling and root planing, gingival curettage, osseous surgery or cleaning.

-	Periodontal scaling and root planing per quadrant, limited to twice once every 24 months but not in conjunction with gingival curettage or periodontal maintenance or cleaning.

-	The American Dental Association has deleted the code for gingival curettage from the 4th edition of the Current Dental Terminology and is referred to the code for root planning.

All claims submitted for benefits for periodontal treatment are subject to review and require that a dated current copy of the patient’s periodontal chart be attached.

Covered Prosthodontic Services & Limitations

A pre-treatment estimate is recommended prior to major services. Benefits for crowns and bridges are based on date of placement/seating.

■	Fixed prosthodontics

■	Gold inlay/onlay restorations

■	Crowns

■	Bridges

■	Repairs

■	Replacement of inlays, crowns, bridges if more than five years old

■	Removable prosthodontics

■	Dentures, including partial dentures

■	Adjustments, reliners, repairs of dentures or partials

■	Implants, for implant surgical placement and removal; and implant supported prosthetics, including implant repair and recementation

Covered Orthodontic Services

The orthodontic benefit applies to both adults and dependent children. After you pay the annual deductible (the deductible is not combined with ortho and there is not separate deductible for ortho), orthodontic benefits are covered at 60% in-network and 50% out-of-network with a lifetime maximum benefit of $1,200. The following orthodontic services are covered under this Plan:

■	Services for a diagnosed malocclusion, if (1) provided to a covered dependent, and (2) the malocclusion is abnormal and correctable.

■	Initial and subsequent installations of orthodontic appliances (but excluding repairs).

■	Treatment related to the reduction or elimination of an existing malocclusion sequel through the correction of malposed teeth.

The Plan reserves the right to review your dependent’s dental records (including x-rays, photographs and models). The Plan will stop making any payments for orthodontics if you are no longer eligible for coverage under this Plan or if the patient stops receiving treatment.

Covered TMJ Treatment

After you pay the annual dental deductible, TMJ treatment is covered at 90% after deductible if you see a PPO dentist or 80% of the UCR after deductible if you see a non-network dentist. If you see a non-network dentist, your reimbursement will be based on the UCR. The maximum lifetime benefit for each covered person is $750.

The following limitations apply to TMJ benefits:

■	TMJ benefits cannot be authorized until the treating dentist submits documentation of the treatment plan and the necessity of the treatment, which needs to be approved by the Plan.

■	No payment will be made for the repair or replacement of any appliance furnished in whole or in part under the Plan.

■	Benefits will be limited to those intra-oral services that would normally be provided by a licensed dentist to relieve oral symptoms associated with TMJ.

■	Services provided under medical care, including (but not limited to) psychotherapy, special joint exams and x-rays, joint surgery and medications are not covered.

Exclusions

The following services or items are not covered under the dental benefits:

■	Accidental injury to natural teeth;

■	Appliances or restorations necessary to increase vertical dimensions;

■	Biopsy of oral tissue, removal of oral tumors, cysts (in lieu of medical coverage, consideration will be given to these services and must be authorized by the Plan);

■	Broken appointments;

■	Cosmetic surgery or dentistry for purely cosmetic reasons, including but not limited to:

-	cleft palate

-	maxillary and mandibular malformations

-	enamel hypoplasia (lack of development)
-	flourosis (a type of discoloration of the teeth)

-	anodontia (congenitally missing teeth);

■	Equilibration and periodontal splinting:

-	for restoring tooth structure lost from wear

-	for rebuilding or maintaining chewing surfaces due to teeth out of alignment or occlusion

-	for stabilizing the teeth;

■	Claims submitted more than twelve (12) months after the date of service;

■	Excess cost of materials or supplies selected when less expensive materials or supplies would provide appropriate results;

■	Excess cost of specialized or personalized prosthetics (covered expenses will be limited to the cost of standard devices);

■	Experimental procedures;

■	Extra-oral grafts (grafting of tissues from outside the mouth to oral tissue);

■	Gold restorations (such as gold foil) except for prosthodontic services (see “Covered Expenses and Limitations” above);

■	Home fluorides or home dental aids;

■	Hospital costs or any additional fees charged by the dentist because the patient is hospitalized;

■	General anesthesia or nitrous oxide sedation, as a separate charge, except for oral surgery;

■	Prescribed drugs, pre-medication or analgesia (nitrous oxide);

■	Prosthodontic services or any single procedure started prior to the date the person became eligible for such services under Delta;

■	Prophylaxis, if eligible patient has already received two Prophylaxes covered under Delta in the calendar year;

■	Repairs or replacements of an orthodontic appliance;

■	Replacement of necessary crowns, jackets, gold or cast restorations or any other covered prosthetic device, if less than five years old;

■	Replacement of existing restorations for any purposes other than restoring active carious lesions;

■	Separate charges for acid etch;

■	Services or appliances for restoring tooth structure lost from attrition (wear), for rebuilding or maintaining chewing surfaces due to teeth out of alignment, occlusion or for stabilizing the teeth (including TMJ and bruxism);

■	Services of a dentist who is a relative of the patient by blood or marriage;

■	Services rendered by a dentist beyond the scope of his or her license;

■	Services for injuries or conditions which are covered under Workers’ Compensation or Employers’ Liability Laws;

■	Services which are provided to the covered person without cost by any:

-	Federal or State Government Agency; or

-	Agency, municipality, county or other political subdivision;

■	Services with respect to hereditary or developmental malformations;

■	Temporary crowns, bridges, partials or dentures as a separate charge.

General Provisions

The Plan will not be liable for any claim or reimbursement for damages arising out of or relating to any injuries suffered by you or a covered dependent while under the care of a dental provider. You may choose any licensed dentist except those dentists you are related to by blood or marriage.

If you Have Other Dental Coverage

If you are covered by another dental plan, you are not reimbursed for more than 100% of your out-of-pocket expenses. This provision is called coordination of benefits. Under this provision, the Plan that pays first is called primary. The Plan that pays second is called secondary.

The following determines which plan is primary:

■	The plan that covers the person as anything other than a dependent is primary.

■	The program that covers the person as a dependent is secondary.

■	If a claim is for a dependent child, the plan of the parent whose birthday comes first in the year (not the year of birth) is primary. The other parent’s plan is secondary.

■	If the parents are separated or divorced but not remarried, the plan of the parent with custody of the child is primary, unless there is a court decree that establishes financial responsibility for dental services with the other parent.

■	If the parent with custody has remarried, the plan of the parent with custody will pay first, and then the plan of the step-parent will pay second. The plan of the parent without custody will pay last.

■	If you or your eligible dependents are covered by Unified’s PPO Dental Plan and by another group plan under that group’s COBRA continuation of benefits provisions, Unified’s Plan is primary.

■	If the primary program cannot be determined by the rules described above, then the program that has covered the person the longest will be primary.

■	If both parents are employed by Unified, the Plan will not have a coordination of benefits.

How to File a Dental Claim

Many dentists bill the Plan directly. However, if your dentist does not bill the Plan directly, you may send the claim yourself. Please make sure your dentist’s itemize bill includes:

■	Name of the patient and Insured’s name

■	Group and identification number (enrollee social security number)

■	Dates and description of services received and the expenses you incurred

■	Dentist’s name, address and tax ID number

You can obtain a claim form by contacting Delta Dental. Send dental claims to :

Delta Dental of California

Claims Department

P.O. Box 997330

Sacramento, California 95899-7330

(888) 335-8227

Twelve Month Claims Filing Limitations

You are encouraged to submit dental claims to the Plan as soon as possible. The Plan shall not be required to furnish any benefits under this Plan unless request for such benefits is made within twelve months (12) from the date on which the expenses were incurred.

Retiree Vision Benefits

The retiree vision benefits available to you, your spouse/domestic partner and eligible dependents, if applicable, are provided under the self-insured VSP Base Medical Plan.

Self-Insured Vision Service Plan (VSP) Base Medical Plan

Unified offers you, your spouse/domestic partner and eligible dependents vision benefits through Vision Service Plan (VSP). This Plan allows you to see a VSP eye care provider or a non-VSP eye care provider, depending on your preference. However, keep in mind that your benefits may be reduced if you go out-of-network.

If you use a VSP Provider:

When you want to see a VSP eye care provider, call VSP at (800) 877-7195 for a listing of VSP eye care providers in your area.

To access services call the eye care provider to make an appointment. Tell your eye care provider that you are a VSP member and a retiree of Unified. Your eye care provider will contact VSP to confirm what benefits can be provided before you go in for your appointment.

If You Use a Non-VSP Provider, make an appointment with your eye care provider. After your eye exam, pay the provider directly for his or her services and materials. Send a copy of the itemized bill(s) to VSP. The following must be included in your documentation:

1.	Your name, mailing address and phone number

2.	Your identification number (the last 4 digits of your social security number)

3.	Patient’s name, relationship to member and date of birth

You can obtain a claim form by contacting VSP. Send all required information to:

Vision Service Plan

Attn: Out-of-Network Provider Claims

P.O. Box 997100

Sacramento, CA 95899-7100

(800) 877-7195

Six Month Claims Filing Limitations

You are encouraged to submit vision care claims to the Plan as soon as possible. The Plan shall not be required to furnish any benefits under this agreement unless request for such benefits is made within six months (6) from the date on which the services were incurred.

What the Plan Covers

If you use a VSP Provider:

If you receive services from a VSP eye care provider, the Plan will pay 100% of covered expenses after you pay your co-payment for prescription glasses or lenses. You do not pay a co-payment for exams. As outlined on the chart, not all services or products are covered at 100%. Be sure to check with your doctor about what you are receiving and its coverage level.

Service or Supply	Maximum Benefit.
Eye Examination	Covered in full, no co-payment applies (once every 12 months from last date of service).
Lenses • Single Vision • Lined Bifocal • Lined Trifocal	Covered in full (once every 12 months from last date of service).
Frames*	$120 Allowance after a $25.00 co-payment (frames benefit once every 24 months from last date of service).
Elective Contact Lenses*	$105 Allowance for contact lenses and fitting fee (once every 12 months from last date of service and in lieu of other benefits for that eligibility period).
Laser Vision Correction	Discount off regular price from contracted facilities.

Medically Necessary Contact Lenses

Necessary contact lenses are covered in full when VSP benefit criteria is met and verified by a VSP provider for eye conditions that would prohibit the use of glasses. The conditions covered include Aphakia, Anisometropia, High Ametropia, Nystagmus, Keratoconus and other eye conditions that make contact lenses necessary.

Covered in full after a $25.00 co-payment (once every 12 months from last date of service and in lieu of other benefits for that eligibility period).

If you use a Non-VSP Provider:

If you choose a non-VSP eye care provider, services and supplies will be reimbursed up to the following maximums. These benefits are subject to the same time limits and co-payments as described for VSP providers. You pay the non-VSP provider the full-fee. You will then be reimbursed according to the amount VSP would normally pay the VSP provider. There is no guarantee; however, that this amount will be within the 25% co-payment.

Service or Supply	Maximum Benefit.
Eye Examination	$45 (once every 12 months from last date of service).
Lenses • Single Vision • Lined Bifocal • Lined Trifocal	(Once every 12 months from last date of service). $ 45 $ 65 $ 85
Frames*	$47 (once every 24 months from last date of service).
Elective Contact Lenses*	$105 Allowance for contact lenses and fitting fee (once every 12 months from last date of service and in lieu of other benefits for that eligibility period).

Medically Necessary Contact Lenses

Necessary contact lenses are covered in full when VSP benefit criteria is met and verified by a VSP provider for eye conditions that would prohibit the use of glasses. The conditions covered include Aphakia, Anisometropia, High Ametropia, Nystagmus, Keratoconus and other eye conditions that make contact lenses necessary.

$210 Allowance towards contact lens evaluation fee, fitting costs and materials).

* If you choose contact lenses instead of frames, you will be eligible for frames 24 months from the date the contact lenses were obtained.

Low Vision Benefit

Low Vision Benefits help covered individuals with severe visual problems. Severe visual problems are those that are not correctable with regular lenses. To receive Low Vision Benefits, you must receive prior approval from VSP. The maximum benefit you can receive from the Plan is $1,000 every two years (excludes co-payment).

What is Covered?	VSP and Non-VSP* Provider.
Supplemental Testing	Covered up to $1,000 every two years.
Complete low vision analysis and diagnosis that includes a comprehensive examination of visual functions, including the prescription of corrective eyewear or vision aids where indicated.
Supplemental Care Aids	Covered at 75%, you pay a 25% co-payment.
Subsequent low vision therapy when necessary or appropriate.

What the Plan Does Not Cover

If you choose a non-VSP eye care provider, services and supplies will be reimbursed up to the following maximums. These benefits are subject to the same time limits and co-payments as described for VSP providers. You pay the non-VSP provider the full-fee. You will then be reimbursed according to the amount VSP would normally pay the VSP provider. There is no guarantee; however, that this amount will be within the 25% co-payment.

This Plan is designed to cover your visual needs rather than cosmetic materials. If you choose any of the following extra items, the basic cost of the allowed lenses will be covered under the Plan, and you will be responsible for the remainder of the cost. The Plan does not cover:

•	Blended Lenses;

•	Anti-reflective coating;

•	Color coating;

•	Mirror coating;

•	Scratch coating;

•	Laminated lenses;

•	Contact lenses (except as listed above);

•	Oversize Lenses;

•	Progressive multifocal lenses;

•	Photochromic or tinted lenses other than Pink 1 or 2;

•	A frame that exceeds the Plan allowance;

•	Certain limitations on low vision care;

•	Cosmetic lenses;
•	Optional cosmetic processes;

•	UV protected lenses;

•	Orthoptics or vision training and any associated supplemental testing;

•	Plano lenses (non prescription);

•	Two pair of glasses in lieu of bifocals;

•	Lenses and frames furnished under the Plan which are lost or broken, except at the normal intervals when services are otherwise available;

•	Medical or surgical treatment of the eyes;

•	Any eye examination, or any corrective eyewear, required by an employer as a condition of employment; and

•	Corrective vision services, treatments, and materials of an experimental nature.

General Information Regarding the Unified Grocers, Inc.

Officer Retiree Medical Plan

Any payment required under this Plan may, at the sole discretion of the Plan, be made to the Hospital, Skilled Nursing Facility, Special Facility, Physician or other person or organization furnishing the service for which payment is provided or to the insured participant.

The Plan may require you to submit information concerning benefits you are entitled to receive under Medicare (U.S. Public Law 89-97) when such information is necessary to process claims. The Plan may also require that you authorize any hospital or physician to furnish any information requested relating to any condition for which benefits are claimed under this Plan.

Plan Amendment/Termination

Unified Grocers, Inc., reserves the right to change, suspend or terminate part or all of it at any time by appropriate action of its Board of Directors or other persons designated by the Board. Such right to change, amend or terminate the Plan includes, but is not limited to, changes in the eligibility requirements, premiums or other retiree payments charged, benefits provided and termination of all or a portion of the coverage provided under the Plan. If any of the Plan changes or stops, any changes in your coverage, participation or benefits will be in accordance with applicable law. If the Plan is changed, amended or terminated, you will be subject to all of the changes effective as a result of such change; amendment or termination and your rights will be reduced, terminated, altered or increased accordingly, as if the effective date of the change, amendment or termination. You do not have ongoing rights to any Plan benefit, other than payment of any covered expenses you incurred prior to the Plan change, amendment or termination.

Plan Administration

The Plan Sponsor has appointed the Benefits Committee as the Plan Administrator to supervise the administration of the Plan. It shall be a principal duty of the Plan Administrator to ensure that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discriminating among them. Whenever, in the administration of the Plan, any discretionary action by the Plan Administrator is required, the Plan Administrator shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated shall receive substantially the same treatment. Subject to and in accordance with any applicable requirements of law, the Plan Administrator shall have the full discretionary power to administer the Plan in all of its detail. For this purpose, the Plan Administrator’s powers and duties include, but shall not be limited to, the following authority in addition to all other powers provided by this Plan:

■	interpret the terms and provisions of the Plan, its good faith interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

■	make and enforce such rules and regulations it deems necessary or proper for the efficient administration of the Plan including the establishment of any claims procedures that may be required by the provisions of any applicable law;

■	perform all acts necessary to meet the reporting and disclosure obligations imposed by ERISA Sections 101 through 111, if any, and Code Section 6039D, if any;

■	delegate, in writing, specific responsibilities for the operation and administration of the Plan;

■	appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in the administration of the Plan;

■	maintain records and accounts pertaining to the Plan;

■	receive, review and keep on file the annual reports of the Plan, if any;

■	determine eligibility under the Plan; such good faith determination to be binding and conclusive on all persons; and;

■	correct any defect, supply any omission, or reconcile any inconsistencies in the manner and to the extent the Plan Sponsor considers proper to carry the Plan into effect.

Indemnification

As permitted by law, and as limited by any written agreement between the Plan Sponsor and the Plan Administrator, the Plan Sponsor agrees to indemnify and to defend any employee, individual, officer, or director serving as the Plan Administrator or as a member of a committee designated as Plan Administrator (including any employee or former employee, individual, officer or director who formerly served as Plan Administrator or as a member of such committee) against all liabilities, claims, loss, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Plan Sponsor) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

Plan Expenses

All expenses incurred prior to termination of the Plan that shall arise in connection with the administration of the Plan, including but not limited to administrative expenses, and compensation and other expenses and charges of any actuary, accountant, counsel, specialist or other person who shall be employed by the Plan Administrator in connection with the administration, shall be paid by the Plan Sponsor.

Statement of ERISA Rights

As a participant in the Plan, you are entitled to certain rights and protection under the Employment Retirement Income Act of 1974 (ERISA). ERISA provides that all participants in the above plans shall be entitled to:

■	Receive Information About the Plan and Benefits and examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts.

■	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including insurance contracts and updated summary plan description. The administrator may make a reasonable charge for the copies.

Continue Group Health Care Coverage

You may be eligible to continue health care coverage for yourself, your spouse and any eligible dependents if there is a loss of coverage under the plan as a result of a permitted life event change. You or your spouse may have to pay for such coverage. Review the COBRA section in each plan for the rules governing your COBRA continuation coverage rights. You can also consult the documents governing the plans for more information. Reduction or elimination of exclusionary periods of coverage for pre-existing conditions under your group health plan will not apply if you have creditable coverage from another plan. You should be provided a certificate of creditable coverage, free of charge, from your group heath plan or health insurance issuer when you lose coverage under the plan, when you become entitled to elect COBRA continuation coverage, when your COBRA continuation coverage ceases, if you request it before losing coverage, or if you request it up to 24 months after losing coverage. Without evidence of creditable coverage, you may be subject to pre-existing condition exclusion for 12 months (18 months for late enrollees) after your enrollment date in your coverage.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the Plan have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension or welfare benefit or exercising your rights under ERISA.

Enforce Your Right

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time periods. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance form the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds you claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the Plan Administrator in Human Resources. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Claims Appeal Procedures

Claim for Benefits

The following claims appeal procedures apply to claims made under the self-insured Base Medical Plan options under the Plan. You should refer to the applicable Evidences of Coverage or Certificates of Insurance, as the case may be, for claims appeal procedures that apply to claims made under any of the fully-insured HMO and DMO Base Medical Plan options or the EMRP.

A claim for benefits is a request for a Plan benefit or benefits, made by a claimant or the claimant’s representative that complies with a Plan’s reasonable procedure for making benefit claims. A claim for benefits includes a request for a coverage determination, for pre-authorization or approval of a Plan benefit, or for a utilization review determination in accordance with the terms of the Plan.

Notification of Claims Decision

Urgent Care Claims. The Plan Administrator will notify the claimant of the Plan’s claims decision as soon as possible, but not later than 72 hours after receipt of the claim by the Plan. However, if the claimant (or the claimant’s representative) does not provide sufficient information to decide the claim, the Plan Administrator will notify the claimant of the lack of information not later than 24 hours after receipt of the claim by the Plan. Such notice will state the specific information necessary to complete the claim and may be made orally, by FAX or by other similarly expeditious method. The claimant will be afforded a reasonable amount of time, but not less than 48 hours, to provide the specified information. The Plan Administrator will notify the claimant of the Plan’s claims decision as soon as possible, but no later than 48 hours after the earlier of: (1) the Plan’s receipt of the specified information, or (2) the end of the period afforded the claimant to provide the specified information.

Concurrent Health Care Claims. If the Plan has approved a benefit or service to be provided for a specified or indefinite time period, any reduction or termination of the benefit or service (other than by Plan amendment or termination) before the end of such period constitutes an adverse claims decision. To the extent that such decision denies an urgent care claim, the Plan Administrator will provide notice of the adverse claims decision sufficiently in advance to allow the claimant (or the claimant’s representative) to appeal and obtain a determination on appeal before the benefit is reduced or terminated. In addition, any urgent care claim requesting an extension of a course of treatment beyond the initially prescribed time period or number of treatments must be decided within not more than 24 hours of the request provided the claim is made at least 24 hours before the expiration of the initially prescribed period or number of treatments.

Non-Urgent Care Claims

Concurrent Care. If the Plan has approved a benefit or service to be provided for a specified or indefinite time period, any reduction or termination of the benefit or service (other than by Plan amendment or termination) before the end of such period constitutes an adverse claims decision.

Pre-Service Claims. The Plan Administrator will notify the claimant of the Plan’s benefit determination within a reasonable time period, but not later than 15 days after receipt of the claim by the Plan. This period may be extended by the Plan for up to 15 days, provided that the extension is necessary due to matters beyond the control of the Plan and the Plan Administrator notifies the claimant in writing or electronically prior to the expiration of the initial 15-day period. The notice to the claimant will state the reason for the extension and the date by which the Plan expects to provide a decision. If the extension is necessary because the claimant failed to submit the information necessary to decide the claim, the notice of extension will describe the required information. The claimant then has 45 days from receipt of the notice within which to provide the specified information. A “pre-service claim” is any request for approval of a benefit with respect to which the terms of the Plan condition receipt of the benefit, in whole or in part, on approval of the benefit in advance of obtaining medical care (e.g., pre-authorization).

Post-Service Claims. The Plan Administrator will notify the claimant of the Plan’s benefit determination within a reasonable time period, but not later than 30 days after receipt of the claim by the Plan. This period may be extended by the Plan for up to 15 days, provided that the extension is necessary due to matters beyond the control of the Plan and the Plan Administrator notifies the claimant in writing or electronically prior to the expiration of the initial 30-day period. The notice to the claimant will state the reason for the extension and the date by which the Plan expects to provide a decision. If the extension is necessary because the claimant failed to submit the information necessary to decide the claim, the notice of extension will describe the required information. The claimant then has 45 days from receipt of the notice within which to provide the specified information. “Post-service claims” are any group health plan claims that are not pre-service claims.

Manner and Content of Notification of Claims Decision

The Plan Administrator will provide a claimant with written or electronic notification of the Plan’s claims decision. In the case of an adverse claims decision, the notification will include:

■	The specific reasons for the adverse decision;
■	Reference to the specific plan provisions on which the decision is based;

■	A description of any additional material or information necessary for the claimant to complete the claim and an explanation of why such material or information is necessary;

■	A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action following an adverse claims decision on review;

■	If an internal rule, guideline, protocol, or other criterion was relied upon in the decision-making, either (1) a copy of such rule, guideline, or protocol or (2) a statement that a copy of such rule, guideline, or protocol will be provided free of charge to the claimant upon request;

■	If the adverse claims decision was based on a medical necessity or experimental treatment or similar exclusion or limit, either (1) an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or (2) a statement that such explanation will be provided free of charge to the claimant upon request;

■	For an adverse claims decision involving an urgent care claim, a description of the expedited review process applicable to such claims.

In the case of an adverse claims decision involving an urgent care claim, the information may be provided to the claimant orally within the time frame prescribed, provided that a written or electronic notification is furnished to the claimant not later than three (3) days after the oral notification.

Appeal of Adverse Claims Decisions

Upon receipt of an adverse claims decision, the claimant has up to 180 days to file an appeal with the Plan Administrator. The claimant may submit written comments, documents, records, and other information relevant to the claim for benefits. In addition, the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits.

The appeal will be reviewed by an appropriate named fiduciary (the “reviewer”) of the Plan who is neither the party who made the adverse claims decision that is the subject of the appeal, nor the subordinate of such party. The decision on appeal of an adverse claims decision will take into account all comments, documents, records, and other information submitted by the claimant (or the claimant’s representative) relating to the claim, without regard to whether such information was submitted or considered in the initial claims decision. The appeal will not afford deference to the initial adverse claims decision.

In deciding the appeal of any adverse claims decision involving a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the reviewer will consult with a health care professional, who has appropriate training and experience in the field of medicine involved in the medical judgment. The health care professional engaged for purposes of a consultation will be independent of any health care professional who participated in the initial adverse claims decision. In addition, the Plan will identify any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse claims decision, without regard to whether the advice was relied upon in making the claims decision.

Appeals of adverse claims decision involving urgent care claims are subject to an expedited review process. The claimant may submit the request for appeal orally or in writing or the claimant’s representative. All necessary information, including the plan’s claims decision on review of an urgent care claim, will be transmitted between the plan and the claimant by telephone, facsimile, or other available similarly expeditious method.

Notification of Claims Decision on Review

The Plan Administrator will notify the claimant of the Plan’s claims decision on review within a reasonable time period appropriate to the circumstances.

Urgent Care Claims. For urgent care claims, the Plan Administrator will notify the claimant of the Plan’s claims decision on review as soon as possible, but not later than 72 hours after receipt of the claimant’s request for review of an adverse claims decision.

Pre-Service Non-Urgent Care Claims. For pre-service claims, the Plan Administrator will notify the claimant of the Plan’s claims decision on review no later than 30 days after receipt by the Plan of the claimant’s request for review of an adverse claims decision.

Post-Service Non-Urgent Care Claims. For post-service plan claims, the Plan Administrator will notify the claimant of the Plan’s claims decision on review no later than 60 days after receipt by the Plan of the claimant’s request for review of an adverse.

Manner of Content of Notification of Claims Decision on Review

The Plan Administrator will provide claimants with written or electronic notification of a Plan’s benefit determination on review. In the case of an adverse claims decision, the notification must set forth:

■	The specific reasons for the adverse decision;

■	Reference to the specific Plan provisions on which the claims decision is based;

■	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents and records relevant to the claimant’s claim for benefits, without regard to whether such records were considered or relied upon in making the adverse claims decision on review, including any reports, and the identities, of any experts whose advice was obtained;

■	A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures;

■	A statement of the claimant’s right to bring a civil action following an adverse claims decision on review;

■	If an internal rule, guideline, protocol, or other criterion was relied upon in the decision-making, either (1) a copy of such rule, guideline, or protocol or (2) a statement that a copy of such rule, guideline, or protocol will be provided free of charge to the claimant upon request;

■	If the adverse benefit determination was based on a medical necessity or experimental treatment or similar exclusion or limit, either (1) an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or (2) a statement that such explanation will be provided free of charge to the claimant upon request;

■	You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contract your local U.S. Department of Labor Office and your State insurance regulatory agency.

Finality of Decisions, Legal Action and Applicable Law

No legal action may be brought arising out of, relating to or resulting from a claim under the Plan unless and until the claimant:

■	has submitted a written claim in accordance with the Plan’s claims procedures described above;

■	has been notified by the Plan Administrator that such claim is denied;

■	has filed a written request for review of the denied claim in accordance with the Plan’s appeals procedures described above; and

■	has been notified that the Plan Administrator has affirmed the denial of the claim.

The decision on appeal by the Plan Administrator shall be deemed final and shall be conclusive and binding on all parties. If any action by the Plan Administrator required under the Plan’s claims and appeals procedures is not taken within the specified time limits, the claim will be deemed denied as of the latest date by which the action should have been completed if it were completed within the applicable time limits.

No legal action may be brought after the earlier of either (i) one year after the Plan Administrator’s affirmation of a denial of the claim, as set forth in the Plan’s appeals procedures described above, or (ii) four years after the claimant has full knowledge of the facts giving rise to the claim with respect to the Plan.

This Plan shall be construed, administered and enforced according to the federal laws, including ERISA, governing employee benefit plans and, to the extent not inconsistent therewith, in accordance with the laws of the State of California. Any provision of this Plan in conflict with the law of any governmental body or agency which has jurisdiction over this Plan shall be interpreted to conform to the minimum requirements of such law.

Important Note: For any self-insured Base Medical Plan option that is not a “grandfathered plan” for purposes of the Health Care Reform Act, you may have expanded rights under the Plan’s benefits claim review process, which are described as follows.

Your Right to Appeal

For purposes of these Appeal provisions, “claim for benefits” means a request for benefits under the plan. The term includes both pre-service and post-service claims.

■	A pre-service claim is a claim for benefits under the plan for which you have not received the benefit or for which you may need to obtain approval in advance.

■	A post-service claim is any other claim for benefits under the plan for which you have received the service.

If your claim is denied or if your coverage is rescinded:

■	you will be provided with a written notice of the denial or rescission; and

■	you are entitled to a full and fair review of the denial or rescission.

The Claims Administrator will satisfy the following procedures, which meet the minimum requirements for a full and fair review under applicable federal regulations.

Notice of Adverse Benefit Determination

If your claim is denied, the Claims Administrator’s notice of the adverse benefit determination (denial) will include:

■	information sufficient to identify the claim involved;

■	the specific reason(s) for the denial;

■	a reference to the specific plan provision(s) on which the Claims Administrator’s determination is based;

■	a description of any additional material or

information needed to perfect your claim;

■	an explanation of why the additional material or information is needed;

■	a description of the plan’s review procedures and the time limits that apply to them, including a statement of your right to bring a civil action under ERISA if you appeal and the claim denial is upheld;

■	information about any internal rule, guideline, protocol, or other similar criterion relied upon in making the claim determination and about your right to request a copy of it free of charge, along with a discussion of the claims denial decision;

■	information about the scientific or clinical judgment for any determination based on medical necessity or experimental treatment, or about your right to request this explanation free of charge, along with a discussion of the claims denial decision; and

■	the availability of, and contact information for, any applicable office of health insurance consumer assistance or ombudsman who may assist you.

For	claims involving urgent/concurrent care:

■	the Claims Administrator’s notice will also include a description of the applicable urgent/concurrent review process; and

■	the Claims Administrator may notify you or your authorized representative within 24 hours orally and then furnish a written notification.

Appeals

You have the right to appeal an adverse benefit determination (claim denial or rescission of coverage). You or your authorized representative must file your appeal within 180 calendar days after you are notified of the denial or rescission. You will have the opportunity to submit written comments, documents, records, and other information supporting your claim. The Claims Administrator’s review of your claim will take into account all information you submit, regardless of whether it was submitted or considered in the initial benefit determination.

The Claims Administrator shall offer a single mandatory level of appeal and an additional voluntary second level of appeal which may be a panel review, independent review, or other process consistent with the entity reviewing the appeal. The time frame allowed for the Claims Administrator to complete its review is dependent upon the type of review involved (e.g. pre-service, concurrent, post-service, urgent, etc.).

For pre-service claims involving urgent/concurrent care, you may obtain an expedited appeal. You or your authorized representative may request it orally or in writing. All necessary information, including the Claims Administrator’s decision, can be sent between the Claims Administrator and you by telephone, facsimile or other similar method. To file an appeal for a claim involving urgent/concurrent care, you or your authorized representative must contact the Claims Administrator at (866) 940-6544 and provide at least the following information:

■	the identity of the claimant;

■	The date (s) of the medical service;

■	the specific medical condition or symptom;

■	the provider’s name;

■	the service or supply for which approval of benefits was sought; and

■	any reasons why the appeal should be processed on a more expedited basis.

All other requests for appeals should be submitted in writing by you or your authorized representative, except where the acceptance of oral appeals is otherwise required by the nature of the appeal (e.g. urgent care). You or your authorized representative must submit a request for review to:

Anthem Blue Cross

Attn: Appeals

P.O. Box 54159

Los Angeles, CA 90054

Upon request, the Claims Administrator will provide, without charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim. “Relevant” means that the document, record, or other information:

■	was relied on in making the benefit determination; or

■	was submitted, considered, or produced in the course of making the benefit determination; or

■	demonstrates compliance with processes and safeguards to ensure that claim determinations are made in accordance with the terms of the plan, applied consistently for similarly-situated claimants; or

■	is a statement of the plan’s policy or guidance about the treatment or benefit relative to your diagnosis.

The Claims Administrator will also provide you, free of charge, with any new or additional evidence considered, relied upon, or generated in connection with your claim. In addition, before you receive an adverse benefit determination on review based on a new or additional rationale, the Claims Administrator will provide you, free of charge, with the rationale.

How Your Appeal Will Be Decided

When the Claims Administrator considers your appeal, the Claims Administrator will not rely upon the initial benefit determination or, for voluntary second-level appeals, to the earlier appeal determination. The review will be conducted by an appropriate reviewer who did not make the initial determination and who does not work for the person who made the initial determination. A voluntary second-level review will be conducted by an appropriate reviewer who did not make the initial determination or the first-level appeal determination and who does not work for the person who made the initial determination or first-level appeal determination.

If the denial was based in whole or in part on a medical judgment, including whether the treatment is experimental, investigational, or not medically necessary, the reviewer will consult with a health care professional who has the appropriate training and experience in the medical field involved in making the judgment. This health care professional will not be one who was consulted in making an earlier determination or who works for one who was consulted in making an earlier determination.

Notification of the Outcome of the Appeal

If you appeal a claim involving urgent/concurrent care, the Claims Administrator will notify you of the outcome of the appeal as soon as possible, but not later than 72 hours after receipt of your request for appeal.

If you appeal any other pre-service claim, the Claims Administrator will notify you of the outcome of the appeal within 30 days after receipt of your request for appeal.

If you appeal a post-service claim, the Claims Administrator will notify you of the outcome of the appeal within 60 days after receipt of your request for appeal.

Appeal Denial

If your appeal is denied, that denial will be considered an adverse benefit determination. The notification from the Claims Administrator will include all of the information set forth in the above section entitled “Notice of Adverse Benefit Determination”.

Voluntary Second Level Appeals

If you are dissatisfied with the Plan’s mandatory first level appeal decision, a voluntary second level appeal may be available. If you would like to initiate a second level appeal, please write to the address listed above. Voluntary appeals must be submitted within 60 calendar days of the denial of the first level appeal. You are not required to complete a voluntary second level appeal prior to submitting a request for an independent External Review.

External Review

If the outcome of the mandatory first level appeal is adverse to you, you may be eligible for an independent External Review pursuant to federal law. You must submit your request for External Review to the Claims Administrator within four (4) months of the notice of your final internal adverse determination. A request for an External Review must be in writing unless the Claims Administrator determines that it is not reasonable to require a written statement. You do not have to re-send the information that you submitted for internal appeal. However, you are encouraged to submit any additional information that you think is important for review.

For pre-service claims involving urgent/concurrent care, you may proceed with an Expedited External Review without filing an internal appeal or while simultaneously pursuing an expedited appeal through our internal appeal process. You or your authorized representative may request it orally or in writing. All necessary information, including the Claims Administrator’s decision, can be sent between the Claims Administrator and you by telephone, facsimile or other similar method. To proceed with an Expedited External Review, you or your authorized representative must contact the Claims Administrator at (866) 940-6544 and provide at least the following information:

■	the identity of the claimant;

■	The date (s) of the medical service;

■	the specific medical condition or symptom;

■	the provider’s name;

■	the service or supply for which approval of benefits was sought; and

■	any reasons why the appeal should be processed on a more expedited basis.

All other requests for External Review should be submitted in writing unless the Claims Administrator determines that it is not reasonable to require a written statement. Such requests should be submitted by you or your authorized representative to:

Anthem Blue Cross

Attn: Appeals

P.O. Box 54159

Los Angeles, CA 90054

This is not an additional step that you must take in order to fulfill your appeal procedure obligations described above. Your decision to seek External Review will not affect your rights to any other benefits under this health care plan. There is no charge for you to initiate an independent External Review. The External Review decision is final and binding on all parties except for any relief available through applicable state laws or ERISA.

Requirement to file an Appeal before

Filing a Lawsuit

No lawsuit or legal action of any kind related to a benefit decision may be filed by you in a court of law or in any other forum, unless it is commenced within three years of the Plan’s final decision on the claim or other request for benefits. If the Plan decides an appeal is untimely, the Plan’s latest decision on the merits of the underlying claim or benefit request is the final decision date. You must exhaust the Plan’s internal Appeals Procedure but not including any voluntary level of appeal, before filing a lawsuit or taking other legal action of any kind against the Plan. The Plan is subject to the Employee Retirement Income Security Act of 1974 (ERISA) and if your appeal as described above results in an adverse benefit determination, you have a right to bring a civil action under Section 502(a) of ERISA.

Unified reserves the right to modify the policies, procedures and timeframes in this section upon further clarification from Department of Health and Human Services and Department of Labor.

Legal Process

If it should become necessary for you or your beneficiary to take legal action against Unified Grocers over the terms of the Plan or your rights under ERISA, legal process should be served to the Benefits Committee whose address and phone number are listed under Plan Administration.

Notices

Any notice by the Plan shall be deemed given if mailed to the insured participant, their dependents or group at the last address appearing on the records of the Plan.

Refunds

The Plan has the right to request a refund for any payment made in error.

Continuation of Coverage (COBRA)

If you, your spouse (as defined under Federal law) or eligible dependents lose medical coverage under this Plan as a result of a qualifying event, you, your spouse or eligible dependents may be eligible to continue coverage for a limited period of time, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). The chart on the next page shows the qualifying events, who is eligible for COBRA coverage, and the length of time it will be available. A domestic partner is not eligible for continuation of coverage under COBRA.

Coverage During the Election Period—As of the date coverage is terminated, you and your family members will not have any coverage until continuation coverage is properly elected and the required premiums have been paid. This means no benefits or expenses will be paid during the election period. To receive uninterrupted coverage, it is important to elect continuation coverage and make the required premium payments as soon as possible After all required premium payments are received, coverage becomes retroactive to the date coverage was terminated.

If you can no longer participate due to...	These individuals may continue to participate...	For this length of time:
Your death	Your covered spouse	36 months
Your divorce* or legal separation	Your covered spouse	36 months
Your entitlement to Medicare*	Your covered spouse	36 months
*If you are already on COBRA when you become eligible for Medicare, you will may lose your COBRA benefits when Medicare benefits begin. However, your spouse may be entitled to continuation of coverage up to 36 months.

Responsibility	Action	Timing
You must	notify the Plan if you lose your coverage as a result of:	within 60 days of the event
– divorce
– legal separation
The Plan will	notify you if a termination of coverage entitles you to continued coverage under COBRA.	within 14 days after receiving notice of a qualifying event

*Notice to your spouse constitutes notification to any beneficiary residing with your spouse, if applicable. If your spouse has a different address, either you or your spouse must provide that address to the Plan. If you and your spouse are enrolled in the Retiree Medical Plan at the time of your death, your spouse may be eligible for up to 36 months of continued coverage. Unified will cover the cost of COBRA coverage for your surviving spouse for the first 12 months. Payments by the surviving spouse will begin on month 13. Enrollment in the COBRA plan is required.

Electing COBRA Continuation Coverage - You will receive a COBRA coverage election form, including information about your right to elect COBRA coverage, the cost to continue coverage and a description of how to make payments. You and your covered family members need to make your elections to continue coverage within 60 days of the later of (1) the date you receive notice of your right to continue coverage or (2) the date your coverage terminates. If the election is not completed within the 60-day period, you will not have continuation coverage and will have no further rights to elect such coverage. Qualified beneficiaries may purchase coverage by completing and returning the appropriate election forms to the following address:

Tri-Ad

Attn: COBRA Department

221 West Crest Street, Suite 300

Escondido, CA 92025-1737

Cost of Continuation Coverage - Subject to any cost-sharing provisions described earlier in this booklet, you and/or your family must pay the entire cost of continuation coverage, including an additional 2% charge to cover administrative expenses. Premiums for the additional 11 months (due to disability) may be increased as discussed previously. You and your covered dependents will receive written notice of the cost of continuation coverage at the time of eligibility.

You may also request written verification of the cost of continuation coverage at any time during the continuation coverage period.

Once you elect to continue coverage, you will have 45 days to make the first premium payment. Once payment is made, coverage will be effective retroactive the date of the loss of coverage. After this initial 45-day period, premium payments are due monthly and must be received no later than the first day of each month. If these subsequent premiums are not received within 30 days of the first day of the month, continuation coverage will be terminated and you or your covered dependents will have no further rights to elect continuation coverage. Even if continuation coverage is elected, benefits will not be paid until all payments due have been paid without regard to any grace period.

Disability Extension of 18-month Period of Continuation Coverage - You and/or your family may continue coverage under COBRA for an additional 11 months after the end of your initial 18-month period of coverage, if you, your covered spouse or eligible dependent is totally disabled when you terminate employment or your hours are reduced so that Plan coverage is lost or within the first 60 days of COBRA continuation coverage. Under these circumstances, your costs to continue coverage for the additional 11 months will be 150% of the full cost of providing coverage if the disabled individual also continues coverage. If the disabled individual does not continue coverage for the additional 11 months, the premium for those other individuals continuing coverage for the additional 11 months will remain at 102% of the full cost of providing coverage. To be eligible for this extension, you or your dependent must:

■	Receive a determination of disability benefits from the Social Security Administration that you were disabled on the date you lost coverage, or within the first 60 days of COBRA continuation coverage, and

■	Notify the Plan within 60 days of receiving the disability determination letter and before the original 18-month period ends.

Notification Requirements - Please note that continuation of coverage is not automatic. If you lose your coverage, you must take specific action to ensure continuation of coverage. If you fail to notify the Plan you do not have the right to continue coverage. (See chart)

Changing Coverage - If you or your family elect continuation of coverage, you will be able to change coverage during the annual open enrollment period, or if you have a qualified change in family status (see “Eligibility” for more information on changes in family status). A new spouse will not have independent rights to continue COBRA coverage.

During the time you or your family has COBRA coverage, there may be changes to the Plan, such as new deductibles or covered expenses. All changes to the Plan will also apply to your COBRA coverage. As with active employees, you will also be able to make a new choice of medical or if applicable dental and vision plans during the annual open enrollment period. You may also have special enrollment rights for a newly acquired spouse.

To enroll a new spouse as a result of a special enrollment event, you must follow the process for special enrollment as stated in the enrollment section. If the addition of a spouse will result in a higher applicable premium, COBRA rates reflect the higher amount. Your rights to continue coverage are the same as required by federal law or applicable state insurance law if health plan benefits are insured. The Plan and this summary do not grant you more rights than the law requires.

Termination Before the End of the Maximum Coverage Period - A covered person’s continuation of coverage under COBRA will stop before the end of the indicated time period if:

■	Premium payments are not paid on time (the maximum grace period is 30 days after the payment is due), or

■	The covered person becomes covered under another group Medical Plan (as a retiree or otherwise) that has no exclusion or limitation with respect to any preexisting condition that the individual has, after the date continuation coverage is elected, or

■	The covered person becomes entitled to Medicare benefits, or

■	Unified Grocers, Inc., terminates the Plan and no longer provides group health care coverage to any retiree,

■	The first day of the month beginning more than 30 days after the date an individual on the 11-month extension previously described is determined to be no longer disabled according to Social Security Administration. You must notify the COBRA administrator within 30 days of such determination.

COBRA and Medicare - If you have COBRA coverage and you become eligible for and enroll in Medicare, your group health coverage under COBRA may end. The length of time your spouse can continue coverage when you enroll in Medicare coverage may change.

If you elect COBRA coverage after you enroll in Medicare, you can keep your COBRA coverage. If you are age 65 or older and have Medicare and COBRA coverage, Medicare is the primary payer. If you or your dependent have Medicare due to end-stage renal disease, COBRA is primary and Medicare is secondary for the first 30 months of coverage.

Address Changes - If continuation coverage is elected, you and your family member must notify the COBRA Administrator if your address changes. Under some circumstances, if you or your family members relocate while receiving coverage, you may be eligible to change your coverage option to another coverage option available to similarly situated participants residing in the area to which you relocated.

If you have any questions about continuation coverage, contact Tri-Ad, Unified’s third-party administrator at:

Tri-Ad

Attn: COBRA Department

221 West Crest Street, Suite 300

Escondido, CA 92025-1737

(888) 844-1372

California Continuation of Coverage (Cal-COBRA)

You, your spouse (and your former spouse) and any covered dependents may be eligible for an additional extension of continuing coverage under California law (Cal-COBRA) beyond the date federal COBRA continuation coverage is scheduled to end if the following conditions are satisfied:

■	You and family are covered under federal COBRA, you exhaust federal COBRA, and you have less than 36 months of COBRA coverage, and;

■	You and family are covered under a health maintenance organization (HMO).

You may have the opportunity to continue coverage for up to a total of 36 months through a combination of federal COBRA and Cal-COBRA. For more information on how to elect this additional extension of coverage, contact the Benefits Department in writing within 30 days prior to the date that COBRA continuation coverage is scheduled to end.

Medical Conversion Privileges

When medical coverage under Unified ends for you or any dependent, you may apply for an individual medical policy. Converting to individual coverage will not require proof of insurability if:

■	You do not choose COBRA continuation coverage and you or your enrolled eligible dependents apply for an individual policy within 31 days after you or your dependents’ group coverage ends.

■	You choose COBRA continuation coverage and you or your enrolled eligible dependents apply for an individual policy within 180 days before your COBRA coverage ends, but no later than 31 days after your COBRA coverage ends.

■	an individual policy within 180 days before your COBRA coverage ends, but no later than 31 days after your COBRA coverage ends.

The coverage (and benefits) will not necessarily be the same as those provided by Unified, and the rates will vary depending on your age and where you live.

Third Party Liability–Subrogation

In the event any person covered by this Plan incurs any condition for which one or more third parties may be responsible, the Plan is entitled, up to the amount it has paid for benefits for the condition, to the proceeds of any settlement or judgment that results in recovery from a Third Party, a Liability Insurer, an Underinsured, or an Uninsured Motorist Insurer, and the Plan has a first lien against the cause of action. The insured participant and other covered members of the family shall cooperate fully with the Plan in recovering the amounts that have been paid. Cooperation shall include, but is not limited to:

■	Providing names and addresses of any party who caused injury, the facts about the accident, and prior notice of any intended settlement and use of insured participant’s name in the event the Plan must pursue the claim directly against the Third Party. Lack of cooperation will result in insured participant foregoing additional benefits for such condition.

■	Such person shall hold the rights of recovery and all sums received in trust for the benefit of the Plan up to the amount the Plan has paid for benefits, less any reasonable amount for attorney fees incurred.

■	Such person shall execute and deliver to the Plan such instruments and papers submitted by the Plan as may be appropriate to secure the rights and obligations of such person and the Plan established by this Provision. The execution of an agreement to hold recovery proceeds in trust for the Plan, if requested by the Plan, shall be a condition precedent to the furnishing of benefits for such conditions by the Plan.

Non-Duplication of Motor Vehicle Coverage

State laws require many motor vehicle insurance policies to provide medical payments, including personal injury protection payments, up to a minimum amount set by law as primary coverage for the insured and members of his family residing in the same household. The Plan benefits will be excess coverage over and above the medical payments coverage of motor vehicle insurance policy. As to benefits furnished, the Plan shall be entitled to any reimbursement from any motor vehicle insurer required by said law. The insured participant shall furnish information concerning medical insurance payments to the Plan upon request.

Coordination of Benefits

When you are covered by two medical plans, and both plans have the coordination of benefits feature, one plan is the primary payer and the other plan is the secondary payer. In some cases, this means that a higher level of coverage results when the two plans’ benefits are coordinated. However, in other situations there may be no additional benefit to you, particularly when our Anthem Blue Cross Plan is the secondary payer (sometimes called non-duplication). This Plan does not coordinate benefits.

This plan will be secondary to any other medical insurance coverage the retired officer has a an active employee of another company. Retired executives (and surviving spouses) must enoll in Medicare Parts A and B when they reach age 65. At age 65, Medicare becomes the primary carrier and the Retiree Benefits become secondary.

The amount of payment to be made by the coverage paying first, and the coverage paying second, is also determined by definite rules:

1.	If your Unified coverage has first responsibility, the Plan will pay the normal benefits of this program.

2.	If your Unified coverage has secondary responsibility, the benefits that would be payable for eligible expenses for you and/or your eligible dependents from Unified’s plan in the absence of Coordination of Benefits will be reduced by the benefits payable for those expenses from all other plans.

Example: Let’s assume you have a dependent that is covered by the PPO Plan offered by Unified and another medical plan that is determined to be the primary plan (the plan that will pay benefits first). The dependent incurs an eligible expense of $100 and the primary plan pays $80 dollars. If the Unified plan had been the only coverage and therefore primary, the Unified plan would have paid $90 dollars. However, with Coordination of Benefits, the Unified plan is secondary and will pay $10 to make the total reimbursement to the participant $90.

Which plan pays first?

■	For the Unified retiree, the Anthem Blue Cross plan is the primary payer.

■	For the spouse or domestic partner, the Anthem Blue Cross Plan is the secondary payer.

■	For eligible dependents, the primary plan is determined by the Birthday Rule.

What is the Birthday Rule?

Determining which plan is the primary payer for eligible dependents is based on the Birthday Rule. The medical plan of the parent whose birth month and day that is earliest in the year is the primary payer. For example, if your birthday is in January and your spouse’s or domestic partner’s birthday is in August, the Anthem Blue Cross plan would be the primary plan and pay first.

What happens if the Anthem Blue Cross Plan is the secondary payer?

The Anthem Blue Cross Plan pays only benefits to the level it would have paid as though it were the primary payer. This means that if the primary plan has already paid benefits equal to or greater than benefits payable by the Anthem Blue Cross Plan had it been the primary plan, the Anthem Blue Cross Plan will not provide any additional payment.

Genetic Information Nondiscrimination Act of 2008 (GINA)

Group health plans, such as the Plan, are prohibited from using genetic information to discriminate in health benefits. GINA prohibits the use of genetic information to discriminate in health benefits, including charging a person higher premiums based solely on a genetic predisposition to developing a disease in the future. Under GINA, the Plan is prohibited from requesting or requiring an individual or family member of an individual from undergoing a genetic test. However, GINA does not limit the authority of a health care professional to request an individual to undergo a genetic test as part of the treatment of the individual, nor does it preclude a group health plan from obtaining or using the results of a genetic test in making a determination regarding payment. In any event, GINA requires the Plan to request only the minimum amount of information necessary to accomplish the intended purpose.

Addendum to Unified Grocers Inc.

Officer Retiree Medical Plan

This Addendum is made part of the Unified Grocers, Inc. Officer Retiree Medical Plan document as required under the Administrative Simplification requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), to allow the disclosure of Protected Health Information (“PHI”) as defined under HIPAA, to Unified Grocers, Inc. (the “Plan Sponsor”) for the purposes specified below. If the terms or conditions of the Plan document conflict with this Addendum, this Addendum shall control.

1.	Disclosure of PHI to Plan Sponsor. Plan shall disclose PHI to Plan Sponsor only to the extent necessary for Plan Sponsor, except for treatment, payment, health plan operations (collectively known as “TPO”), as permitted or required by other state and federal law, or to business associates to help administer the Plan.

2.	Use and Disclosure of PHI by Plan Sponsor. Plan Sponsor shall use and/or disclose PHI only to the extent necessary to perform the following Plan Administration Functions, which it performs on behalf of the Plan:

■	Payment of health care operations (both internally and externally)

■	To another covered entity for its payment activities

■	To a Business Associate for the health plan’s payment of health care operations

■	With other group health plans sponsored by when for payment or health care operations

■	Answer plan participant questions

■	Assist with claims

■	Disclose PHI to the subject of the PHI

3.	Plan Sponsor Certification. The Plan agrees that it will only disclose PHI to the Plan Sponsor upon receipt of a certification that this addendum has been adopted and the Plan Sponsor agrees to abide by such conditions. Plan Sponsor is subject to the following:

I. Prohibition on Unauthorized Use or Disclosure of PHI. The Plan Sponsor will not use or disclose any PHI received from the Plan, except as permitted in these documents or required by law.

II. Subcontractors and Agents. The Plan Sponsor will require each of its subcontractors or agents to whom the Plan Sponsor may provide PHI to agree to written contractual provisions that impose at least the same obligations to protect PHI as are imposed on the Plan Sponsor.

III. Permitted Purposes. The Plan Sponsor will not use or disclose PHI for employment-related actions and decisions or in connection with any other of Plan Sponsor’s benefits or employee benefit plans.

IV. Reporting. The Plan Sponsor will report to the Plan any impermissible or improper use or disclosure of PHI not authorized by the plan documents.

V. Access to PHI by Participants. The Plan Sponsor will make PHI available to the Plan to permit participants to inspect and copy their PHI contained in the designated record set.

VI. Correction of PHI. The Plan Sponsor will make a participant’s PHI available to the Plan to permit participants to amend or correct PHI contained in the designated record set that is inaccurate or incomplete and Plan Sponsor will incorporate amendments provided by the Plan.

VII. Accounting of PHI. The Plan Sponsor will make a participant’s PHI available to permit the Plan to provide an accounting of disclosures.

VIII. Disclosure to Government Agencies. The Plan Sponsor will make its internal practices, books and records relating to the use and disclosure of PHI available to the Plan and to DHHS or its designee for the purpose of determining the Plan’s compliance with HIPAA.

IX. Return or Destruction of Health Information. When the PHI is no longer needed for the purpose for which disclosure was made, the Plan Sponsor must, if feasible, return to the Plan or destroy all PHI that the Plan Sponsor received from or on behalf of the Plan. This includes all copies in any form, including any compilations derived from the PHI. If return or destruction is not feasible, the Plan Sponsor agrees to restrict and limit further uses and disclosures to the purposes that make the return or destruction infeasible.

X. Minimum Necessary Requests. The Plan Sponsor will use best efforts to request only the minimum necessary type and amount of PHI to carry out the functions for which the information is requested.

4.	Adequate Separation. The Plan Sponsor represents that adequate separation exists between the Plan and Plan Sponsor so that PHI will be used only for plan administration. The following employees or persons under the control of the Plan Sponsor have access to participants’ PHI for the purposes set forth under number 1:

Vice	President, Human Resources

Executive Director, Labor & Employee Relations

Executive Director, Talent Resources

Director, Environmental Health & Safety

Director, Human Resources

Manager, Benefits

Manager, Health & Safety

Manager, HRIS

Manager, Human Resources

Manager, Labor Relations

Benefits Administrator

Benefits Representative

Benefits Assistant

Environmental Health & Safety Specialist

Environmental Health & Safety Coordinator

Environmental Health & Safety Assistant

Human Resources Assistant

HRIS Assistant

Labor Relations Representative

5.	Adequate Separation Certification. The Plan requires the Plan Sponsor to certify that the employees identified above are the only employees that will access and use participants’ PHI. The Plan Sponsor must further certify that such employees will only access and use PHI for the purposes set forth under number 1.

6.	Reports of Non-Compliance. Anyone who suspects an improper use or disclosure of PHI may report the occurrence to the Plan’s Privacy Official:

Privacy Officer:

Erika Berglund

Executive Director, Talent Resources

E-mail: eberglund@unifiedgrocers.com

5200 Sheila Street, Commerce, CA 90040

Phone: (323) 264-5200

Notice of Privacy Practices — Unified takes the protection of your health information seriously. Federal law requires your health plan(s) to provide a Notice of Privacy Practices, which describe how your health information is safeguarded, the circumstances in which your health information may be used, and your legal rights. We have posted our Notice of Privacy Practices online or you may request a copy by contacting the Benefits Department.

Plan Administration

Self Insured Preferred Provider Organization (PPO) Plan Base Medical Plan

Plan Name	Unified Grocers, Inc. Officer Retiree Medical Plan – Self-Insured Anthem Blue Cross PPO Base Medical Plan
Plan Number	511
Type of Plan	Welfare Plan–Medical
Type of Administration	Self-funded medical plan
Plan Administrator	The Benefits Committee Unified Grocers 5200 Sheila Street Commerce, CA 90040 (323) 264-5200 Office hours: 7:30 a.m. to 4:00 p.m. Monday through Friday

The Plan Sponsor and the Plan Administrator shall be the “named fiduciaries” under the Plan for purposes of ERISA section 402(a)(1).
Plan Sponsor/Employer	Unified Grocers, Inc. Unified has adopted the plan and has the right to terminate or amend its provisions. The Company’s address and telephone number are listed above.
Plan Sponsor EIN	95-0615250
Plan Year	January 1 to December 31
Claim Administrator	BC Life & Health Insurance Company 21555 Oxnard Street Woodland Hills, California 91367
Agent for the Service of Legal Process	Service of legal process may be made on the Plan Administrator (the Benefits Committee)
Plan Premium

The premium for coverage is based on the expected cost of claims that will be incurred during the year plus the Anthem Blue Cross administrative charges for processing claims. Unified Grocers sets an annual budget and, on an annual basis, will establish a total amount it will pay toward the cost of health care coverage and then will pay a percentage, to be determined annually, of the cost for coverage. Your cost for coverage will be provided to you during annual enrollment.

Plan Financing

The premium for coverage is based on the expected cost of claims that will be incurred during the year plus the Anthem Blue Cross administrative charges for processing claims. Unified Grocers sets an annual budget and, on an annual basis, will establish a total amount it will pay toward the cost of health care coverage and then will pay a percentage, to be determined annually, of the cost for coverage. Your cost for coverage will be provided to you during annual enrollment.

Self Insured Delta Dental Preferred Option PPO Plan Base Medical Plan
Plan Name	Unified Grocers, Inc. Officer Retiree Medical Plan – Self-Insured Delta Dental Preferred Option PPO Base Medical Plan
Plan Number	511
Type of Plan	Welfare Plan–Dental
Type of Administration	Self-funded dental plan, administered by Delta Dental as a third party provider (See “Claims Administrator”)

Plan Administrator	The Benefits Committee Unified Grocers 5200 Sheila Street Commerce, CA 90040 (323) 264-5200 Office hours: 7:30 a.m. to 4:00 p.m. Monday through Friday

The Plan Sponsor and the Plan Administrator shall be the “named fiduciaries” under the Plan for purposes of ERISA section 402(a)(1).
Plan Sponsor/Employer	Unified Grocers, Inc. Unified has adopted the plan and has the right to terminate or amend its provisions. The Company’s address and telephone number are listed above.
Plan Sponsor EIN	95-0615250
Plan Year	January 1 to December 31
Claim Administrator	Delta Dental P.O. Box 997330 Sacramento, CA 95899 www.deltadentalca.org The Plan has a contract with Delta Dental to provide administrative services.
Agent for the Service of Legal Process	Service of legal process may be made on the Plan Administrator (the Benefits Committee)
Plan Premium

The premium for coverage is based on the expected cost of claims that will be incurred during the year plus Delta Dental administrative charges for processing claims. Unified sets an annual budget and, on an annual basis, will establish a total amount it will pay toward the cost of dental care coverage and then will pay a percentage, to be determined annually, of the cost for coverage. Your cost for coverage will be provided to you during annual enrollment.

Plan Financing	The Plan is self-funded by Unified’s contributions and by premiums paid by retirees and their families.

Self Insured Vision Service Plan (VSP) Base Medical Plan
Plan Name	Unified Grocers, Inc. Officer Retiree Medical Plan – Self-Insured Vision Service Plan (VSP) Base Medical Plan
Plan Number	511
Type of Plan	Welfare Plan–Vision
Type of Administration	Self-funded vision plan, administered by Vision Service Plan as a third party provider (See “Claims Administrator”)
Plan Administrator	The Benefits Committee Unified Grocers 5200 Sheila Street Commerce, CA 90040 (323) 264-5200 Office hours: 7:30 a.m. to 4:00 p.m. Monday through Friday

The Plan Sponsor and the Plan Administrator shall be the “named fiduciaries” under the Plan for purposes of ERISA section 402(a)(1).
Plan Sponsor/Employer	Unified Grocers, Inc. Unified has adopted the plan and has the right to terminate or amend its provisions. The Company’s address and telephone number are listed above.
Plan Sponsor EIN	95-0615250
Plan Year	January 1 to December 31
Claim Administrator	Vision Service Plan P.O. Box 997100 Sacramento, CA 95899-7100 (800) 877-7195 www.vsp.com The Plan has a contract with Vision Service Plan to provide administrative services.
Agent for the Service of Legal Process	Service of legal process may be made on the Plan Administrator (the Benefits Committee)
Plan Premium

The premium for coverage is based on the expected cost of claims that will be incurred during the year plus VSP administrative charges for processing claims. Unified sets an annual budget and, on an annual basis, will establish a total amount it will pay toward the cost of vision care coverage and then will pay a percentage, to be determined annually, of the cost for coverage. Your cost for coverage will be provided to you during annual enrollment.

Plan Financing	The Plan is self-funded by Unified’s contributions and by premiums paid by retirees and their families.

The Fully-Insured Health Maintenance Organization (HMO) Base Medical Plan options are as follows:

	00000000000000000000000000	00000000000000000000000000	00000000000000000000000000
HMO/Insurance Carrier	Type of Plan	Contact Address	Contract Number
Kaiser Permanente (So Cal)	Retiree Medical	P.O. Box 7102 Pasadena, CA 91109	101709
Kaiser Permanente (No Cal)	Retiree Medical	P.O. Box 12923 Oakland, CA 94604	22231
Kaiser Permanente (Oregon)	Retiree Medical	500 NE Multnomah St, Ste 100 Portland, OR 97232	1944
UnitedHealthcare—Secure Horizons	Retiree Medical	P.O. Box 6090 Cypress, CA 90630	515431 (CA)
UnitedHealthcare	Post-65 Retiree Prescription Benefits	2300 Main Street Irvine, CA 92614	ID 338

The Fully-Insured Dental Maintenance Organization (DMO) Base Medical Plan options are as follows:

	00000000000000000000000000	00000000000000000000000000	00000000000000000000000000
HMO/Insurance Carrier	Type of Plan	Contact Address	Contract Number
Safeguard Dental	Retiree Dental	Safeguard Dental P.O. Box 30920 Laguna Hills, CA 92654	3137

Executive Medical Reimbursement Plan:

	00000000000000000000000000	00000000000000000000000000	00000000000000000000000000
HMO/Insurance Carrier	Type of Plan	Contact Address	Contract Number
Anthem Blue Cross Life and Health Insurance Company	Supplemental Retiree Medical	21555 Oxnard Street Woodland, CA 91367	WL14816

This booklet does not contain detailed information about the EMRP, nor is it by itself a Summary Plan Description of the EMRP. The terms and conditions of the Certificate of Insurance governing the EMRP are incorporated by this reference, and, when read together with this booklet and the Evidence of Coverage of your HMO Base Medical Plan option (if applicable), constitute your official Summary Plan Description of the Plan.

Definitions

Accidental Bodily Injury – an injury to your body caused by an accident.

Calendar Year – the 12 month period beginning on January 1 of each year.

Center of Medical Excellence (CME) –Facilities that are recognized for their distinguished care in the specific areas including transplant centers.

Chemical Dependency – a condition characterized by a physiological or psychological dependence, or both, on alcohol or a state-regulated controlled substance in which case a person:

■	Loses self control over the amount and circumstances of use,

■	Develops symptoms of tolerance, or

■	Substantially impairs or endangers his or her health or disrupts him or her socially.

Claims Administrator – refers to Anthem Blue Cross Life and Health Insurance Company. On behalf of Anthem Blue Cross Life and Health Insurance Company, Anthem Blue Cross shall perform all administrative services in connection with the processing of claims under the Plan.

COBRA–Consolidated Omnibus Budget Reconciliation Act of 1985 as amended from time to time by the federal government.

Coordination of Benefits (COB) – (also called

Non-Duplication) a method of determining the amount your medical and dental plan coverage pays if you are also covered by another medical or dental plan. COB is designed to ensure that covered, out-of-pocket expenses are paid according to Plan provisions, without reimbursing a covered employee for more than the allowed amount of all medical costs.

Co-payment – means the fixed dollar amount or relative percentages paid by you and the Plan.

Custodial Care – is care designed to assist an individual in meeting his or her daily needs or services that constitute personal care such as: help with walking, dressing, getting into and out of bed, assistance with bathing, eating, preparation of meals, separation of an individual from others, and supervision of medication which can usually be self-administered and which does not entail or require continual attention of trained medical personnel.

Deductible – the amount of expense you must incur for covered services and supplies before benefits are provided under this Plan.

Domestic Partner – means your registered same-sex domestic partner if you live in a State that allows the registration or certification of domestic partnerships.

Durable Medical Equipment – mechanical equipment which can stand repeated use and is used in connection with the direct treatment of an illness or accidental injury.

Eligible Dependent – your children up to age 26 regardless of their marital, dependency or student status, or over age 26 if incapable of self-care with the disability occurring prior to age 26. For purposes of this definition, the term “children” includes your adopted child, step-child or foster child.

Emergency Room – An emergency is a sudden, serious, and unexpected acute illness, injury, or condition (including without limitation sudden and unexpected severe pain), or a psychiatric emergency medical condition, which the member reasonably perceives, could permanently endanger health if medical treatment is not received immediately. Final determination as to whether services were rendered in connection with an emergency will rest solely with the claims administrator.

ERISA – the Employee Retirement Income Security Act of 1974 as amended from time to time by the federal government.

Experimental – procedures are those that are mainly limited to laboratory and/or animal research.

HIPAA – the Health Insurance Portability and Accountability Act of 1996 as amended from time to time by the federal government.

Hospital – is an acute care facility accredited by and operated in accordance with the laws of the jurisdiction in which the hospital is located. The facility must be primarily engaged in providing diagnostic and therapeutic facilities for surgical and medical diagnosis and treatment of injured and sick persons on an inpatient basis. These services are provided by or under the supervision of physicians and a 24-hour staff of registered, graduated nurses. Any facility which is primarily a resting place or a place for the aged, a nursing home, a convalescent home or any facility operated by the federal government or its agencies will not be considered a hospital under this definition.

Illness – a sickness, disease, medical condition, complication of pregnancy, or pregnancy.

Inpatient – confined in a medical facility as an overnight bed patient.

Investigative – procedures or medications are those that have progressed to limited use on humans, but which are not widely accepted as proven and effective within the organized medical community.

Maximum Allowed Amount – charges for services or supplies not exceeding the prevailing charge or fee for services as determined by the Plan.

Medical Emergency – a sudden onset of a medical condition or accidental injury manifested by acute, severe symptoms which, left untreated, could reasonably result, in the judgment of the Plan, in one of the following:

■	Placing the person’s life in jeopardy;

■	Causing serious impairment to bodily functions; or

■	Causing serious and permanent dysfunction of any body organ or part

Medically Necessary – care, supplies, or equipment not Medically Necessary, as determined by Anthem Blue Cross, for the treatment of an Injury or illness. This includes, but is not limited to, care which does not meet Anthem Blue Cross medical policy, clinical coverage guidelines, or benefit policy guidelines.

Non-Emergency Surgery/Confinement – services which need not be performed as an emergency, but may be required in process of recovery from injury or disease and are medically necessary.

Out-of-Pocket Expenses – the amount an individual pays toward Plan benefits in any given Calendar Year. The co-payments for wellness benefits do not accumulate towards your out-of-pocket expenses.

Outpatient – treatment received in a setting other than an inpatient in a medical facility.

Physician – one of the following licensed practitioners (unless otherwise specified):

Doctor of Medicine, M.D.

Doctor of Osteopathy, D.O.

Doctor of Dentistry, D.D.S., or D.M.D.

Denturist

Podiatrist, D.P.M.

Psychologist, PhD, or PsyD

licensed according to state law.

Registered and Certified Clinical Social Worker,

R.C.S.W., C.C.S.W., L.C.S.W., or A.C.S.W.

Doctor of Chiropractic, D.C.

Certified Registered Nurse Anesthesiologist

Certified Registered Nurse Practitioner

Certified Pediatric Nurse Practitioner

Registered Physical Therapist

ASHA Certified Speech Therapist

Acupuncturist

Physicians Assistant

Prescription Drug – any medical substance bearing a label which, under the Federal Food, Drug and Cosmetic Act as amended, is required to bear the legend, “Caution: federal law prohibits dispensing without a prescription.” This includes insulin. It does not include any drugs labeled, “Caution–limited by federal law to investigational use.” It consists of legend drugs.

Sickness – a covered illness or disease.

Skilled Nursing Care – care that requires the services of an R.N. or L.P.N., such as injections, change of I.V., central lines, or N.G. tubes, dressing changes, etc. These are services that cannot be performed by an aide.

Skilled Nursing Facility – a facility approved for payment under the Medicare Act. This does not include any facility or institution owned, operated or maintained by any government or governmental agency. It is a medical facility providing services requiring the direction of a physician and nursing supervision by registered nurses.

Spouse – means your husband or wife, determined under the state of your residence. An eligible spouse under the Plan is defined as the person to whom you are legally married.

The Plan – means this Unified Grocers, Inc. Officer Retiree Medical Plan.

Transplant – means a procedure or a series of procedures by which an organ, tissue, bone marrow or peripheral stem cell is either removed from the body of one person and implanted in the body of another person, or removed from and replaced in the same person’s body. In treatment of cancer, the term transplant includes any chemotherapy and related course of treatment, which the transplant supports.

Usual and Customary Charges (U&C) – A Usual fee is the amount which an individual dentist regularly charges and receives for a given service or the fee actually charges, whichever is less. A Customary fee is within the range of usual fess charged and received for a particular service by dentists of similar training in the same geographic area. A Reasonable fee schedule is reasonable if it is Usual and Customary.

War – declared or undeclared war, whether civil or international, and any substantial armed conflict between organized forces of a military nature.

Provider Contact Information

Medical Plan	Group Number	Phone	Web Site
Anthem Blue Cross PPO		(866) 940-6544	www.anthem.com/ca
California
Under 65	1220CH
65+	1122KM
Oregon
Under 65	1220CM
65+	1220CN
Other States
Under 65	1220CJ
65+	1220CC
EMRP	1220CG

CVS Caremark Rx		(800) 966-5772	www.caremark.com
Under 65	4678-0002
Mail Order
Maintenance Choice		(800) 966-5772
Specialty Drug -
Caremark Connect		(800) 237-2767
UnitedHealth Rx		(888) 556-6648	www.uhcmedicarerxforgroups.com
65+	338

Kaiser Permanente		(800) 464-4000	www.kaiserpermanente.org

Northern CA

Under 65	22231-0000

65+	22231-0001

Southern CA

Under 65	101709-0000

65+	101709-0060

Kaiser OR		(800) 813-2000

Under 65	1944-001

65+	1944-002

UnitedHealth

Secure Horizons		(888) 422-6000	www.uhcretiree.com

65+	5515433
Prescription Solutions		(888) 736-7430

Unified Grocers
5200 Sheila Street
Commerce, CA 90040
Tel: (323) 264-5200
www.unifiedgrocers.com